Exhibit 2.1
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PARTNERSHIP INTEREST
PURCHASE AND SALE AGREEMENT
by and among
Crosstex Energy Services, L.P.
and Crosstex Energy Services GP, LLC
as “Sellers,”
Crosstex Treating Services, L.P.,
as the “Company,”
and
KM Treating GP LLC
as “Buyer”
Dated August 28, 2009

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ii

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iii

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PARTNERSHIP INTEREST PURCHASE AND SALE AGREEMENT
THIS PARTNERSHIP INTEREST PURCHASE AND SALE AGREEMENT dated as of August 28, 2009, is made by and among Crosstex Energy Services, L.P., a Delaware limited partnership (“Crosstex Energy”) and Crosstex Energy Services GP, LLC, a Delaware limited liability company (“Crosstex GP”) (Crosstex Energy and Crosstex GP sometimes being referred to in this Agreement individually as a “Seller” and collectively as the “Sellers”), and Crosstex Treating Services, L.P., a Delaware limited partnership (the “Company”), and KM Treating GP LLC, a Delaware limited liability company (“Buyer”).
RECITALS:
Crosstex GP is the owner of all general partnership interests of the Company (the “GP Interests”).
Crosstex Energy is the owner of all of the limited partnership interests of the Company (the “LP Interests” and, together with the GP Interests, the “Interests”).
Sellers desire to sell the Interests to Buyer, and Buyer desires to purchase the Interests from Sellers, on the terms and conditions set forth herein.
The Company desires to join in the execution of this Agreement for the purpose of evidencing its consent to the consummation of the foregoing transaction and for the purpose of making certain representations and warranties to, and covenants and agreements with, Buyer.
Contemporaneously with the execution of this Agreement, Kinder Morgan Energy Partners, L.P. is entering into a Guaranty (the “Buyer’s Parent Guaranty”) to guarantee Buyer’s obligations under this Agreement.
Contemporaneously with the execution of this Agreement, Crosstex Energy, L.P. is entering into a Guaranty (the “Sellers’ Parent Guaranty”) to guarantee Sellers’ obligations under this Agreement.
AGREEMENT:
NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, Sellers, the Company and Buyer do hereby agree as follows:
ARTICLE I
TERMS OF THE TRANSACTION
Section 1.1 Agreement to Purchase and Sell Interests. Sellers agree to sell and Buyer agrees to purchase, for the consideration hereinafter set forth and subject to the terms and provisions herein, the Interests.

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Section 1.2 Purchase Price.
In consideration of the sale of the Interests to Buyer, Buyer will pay to Sellers an aggregate cash purchase price of two hundred sixty-six million Dollars ($266,000,000) (the “Purchase Price”), subject to adjustment as provided in Section 1.3. The Purchase Price, as adjusted pursuant to Section 1.3, is the “Adjusted Purchase Price.”
Section 1.3 Potential Adjustments to the Purchase Price
(a) The Purchase Price paid on the Closing Date will be:
(i) increased by the positive amount, if any, of the aggregate amount by which the Estimated Closing Working Capital exceeds seven million Dollars ($7,000,000) (the “Target Working Capital”);
(ii) decreased by the negative amount, if any, of the aggregate amount by which the Estimated Closing Working Capital is less than the Target Working Capital;
(iii) in the event that between the date of this Agreement and the earlier of the Closing Date and October 31, 2009, the Company fails to make capital expenditures in the amounts and for the projects set forth in the Capital Expenditure Plan (as defined in Section 7.1) with respect to such period, decreased by the amount by which such actual capital expenditures for the projects set forth in the Capital Expenditure Plan are less than the amounts set forth in the Capital Expenditure Plan with respect to such period;
(iv) in the event that between the date of this Agreement and the earlier of the Closing Date and October 31, 2009, the Company makes capital expenditures in excess of the amounts and for the projects set forth in the Capital Expenditure Plan with respect to such period, increased by the amount by which such actual capital expenditures for the projects set forth in the Capital Expenditure Plan are more than the amounts set forth in the Capital Expenditure Plan with respect to such period;
(v) in the event that the Closing Date is after October 31, 2009, and between November 1, 2009 and the Closing Date, the Company makes any capital expenditures with respect to one or more of the items set forth on the Capital Expenditure Plan with respect to such period, increased by the amount actually spent on such item(s) between November 1, 2009 and the Closing Date;
(vi) in the event the Company makes any capital expenditures (other than maintenance expenditures) on items not set forth on the Capital Expenditure Plan and such expenditures are specifically approved by Buyer pursuant to Section 7.2, increased by the approved amounts actually spent on such items between the date of this Agreement and the Closing Date;
(vii) increased by the amounts actually spent by the Company to purchase the Contactors; and
(viii) increased or decreased as otherwise mutually agreed upon by Sellers and Buyer.

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(b) No later than ten Business Days prior to the Closing Date, Sellers will prepare and submit to Buyer a statement setting forth, in reasonable detail, Sellers’ good faith and reasonable computation of the estimated Working Capital of the Company (“Estimated Closing Working Capital”) and an estimated unaudited combined balance sheet of the Company as of immediately prior to the Effective Time (the “Estimated Closing Balance Sheet”) from which the Estimated Closing Working Capital is derived. The Estimated Closing Working Capital shall be in the form attached to this Agreement as Exhibit A. The Estimated Closing Balance Sheet and Estimated Closing Working Capital shall be prepared by Sellers using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation and accrual methodologies that were used in the preparation of the Company’s Financial Information (as defined in Section 4.9 below) as if such Estimated Closing Balance Sheet and Estimated Closing Working Capital were being prepared as of a fiscal year end. Sellers will furnish to Buyer, together with such computation, copies of back-up and other supporting information and such other documentation as Buyer may reasonably request that reasonably supports such computation. Buyer will have three Business Days after receipt of Sellers’ statement to review such statement. If Buyer fails to give notice of objection within the three Business Day period, then Sellers’ statement will be used for the purpose of determining the Adjusted Purchase Price to be paid on the Closing Date (the “Closing Date Adjusted Purchase Price”), which amount, for the avoidance of doubt, shall be subject to adjustment pursuant to Section 1.3(c). If Buyer, in good faith, objects to any portion of such statement, it will notify Seller in writing (setting forth, in reasonable detail, the reasons for such objections and, to the extent reasonably determinable by Buyer, Buyer’s computation of the adjustments to the Purchase Price) within three Business Days of receipt of Sellers’ statement and Buyer and Sellers will endeavor in good faith to resolve any disputed matters prior to Closing. If Buyer and Sellers resolve all disputed matters at least three Business Days prior to the Closing Date, the Closing Date Adjusted Purchase Price at Closing will be that mutually agreed amount. If Buyer and Sellers are unable to so resolve all disputed matters at least three Business Days prior to Closing, the Closing Date Adjusted Purchase Price will be based on Sellers’ statement (including any amount still being disputed by Buyer, but as adjusted to reflect all matters mutually agreed upon). At least one Business Day prior to the Closing Date, Sellers will notify Buyer in writing of the allocation of the Closing Date Adjusted Purchase Price between Sellers and wiring instructions for payment. The Closing Date Adjusted Purchase Price will be paid to Sellers at Closing in immediately available funds by confirmed wire transfer to a bank account or accounts designated by Sellers. For the avoidance of doubt, the Closing Date Adjusted Purchase Price shall be subject to adjustment pursuant to Section 1.3(c) regardless of the method by which the Closing Date Adjusted Purchase Price is determined.

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(c) Within 90 days after the Closing Date, Buyer will cause to be prepared and delivered to Sellers a statement (the “Final Settlement Statement”) setting forth the amount of the final adjustments to the Purchase Price determined reasonably and in good faith in accordance with Section 1.3(a)) (including any adjustments to the Working Capital) (together with supporting documentation used by Buyer in calculating each such amount and otherwise in preparing the Final Settlement Statement and such other documentation as Sellers may reasonably request). The Final Settlement Statement shall be in the form attached to this Agreement as Exhibit A and shall be prepared by Buyer using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation and accrual methodologies that were used in the preparation of the Company’s Financial Information as if such Estimated Closing Balance Sheet and Estimated Closing Working Capital were being prepared as of a fiscal year end. Sellers will cooperate in good faith with Buyer in the preparation of the Final Settlement Statement, and will promptly, but in any event within 10 days after request, provide Buyer with, or access to, all documentation related to the Final Settlement Statement reasonably requested by Buyer. Within 30 days after the Final Settlement Statement is delivered to Seller, Seller will complete its examination thereof and may deliver to Buyer a written report setting forth in reasonable detail any objections or, to the extent reasonably determinable by Sellers, proposed adjustments to the Final Settlement Statement (the “Objection Notice”). Any objections or proposed adjustments that are not included in a proper Objection Notice delivered to Buyer within 30 days after Sellers’ receipt of the Final Settlement Statement are irrevocably waived and released by Sellers. Sellers and Buyer will each use Reasonable Efforts to resolve any objections to the Final Settlement Statement as described in the Objection Notice. If final resolution of such objections is not obtained within 30 days following the delivery of the Objection Notice, Sellers and Buyer will refer any unresolved objections to the Referral Firm for its resolution. The resolution by the Referral Firm will be binding on Sellers and Buyer, and will be final and non-appealable. In resolving any disputed item, the Referral Firm (i) shall be bound by the provisions of this Section 1.3 and (ii) may not assign a value to any item greater than the greatest value for such items claimed by either party or less than the smallest value for such items claimed by either party. Sellers will bear 50%, and Buyer will bear 50%, of the fees and expenses of the Referral Firm.
(d) Upon the resolution of the adjustments to the Purchase Price in accordance with Section 1.3(c) (whether by agreement of Sellers and Buyer (including Sellers’ failure to timely deliver an Objection Notice) or as determined by the Referral Firm), the amount of the Purchase Price as so adjusted will be the “Post-Closing Adjusted Purchase Price.” Within three Business Days after the determination of the Post-Closing Adjusted Purchase Price: (i) Buyer will tender to Sellers cash equal to the aggregate positive excess of the Post-Closing Adjusted Purchase Price over the Closing Date Adjusted Purchase Price or (ii) Sellers will, jointly and severally, tender to Buyer cash equal to the aggregate positive excess of the Closing Date Adjusted Purchase Price over the Post-Closing Adjusted Purchase Price, in each case, together with interest thereon from the Closing Date to the date of payment thereof (payable at the “prime” rate, as announced by The Wall Street Journal, from time to time to be in effect, calculated based on a 365 day year and the actual number of days elapsed). Upon the resolution of the adjustments to the Purchase Price in accordance with Section 1.3(c) (whether by agreement of Sellers and Buyer (including Seller’s failure to timely deliver the Objection Notice) or as determined by the Referral Firm), there will be no further adjustments to the Purchase Price (or Post-Closing Adjusted Purchase Price), except to the extent, and for the purposes, provided in Section 11.9 and with respect to Taxes as provided in Section 8.7.

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ARTICLE II
CLOSING; CLOSING DELIVERABLES
Section 2.1 The Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) will take place at the Dallas, Texas offices of Sellers or its counsel, commencing at 10:00 a.m., local time, on the earlier to occur of: (i) the first day of the calendar month after which all conditions to the obligations of Sellers and Buyer to consummate these transactions (other those conditions to be satisfied at Closing by Sellers and Buyer) are, and have been for a period of at least three (3) Business Days, satisfied or waived, or (ii) if the first day of that calendar month after which all conditions to the obligations of Sellers and Buyer to consummate these transactions (other those conditions to be satisfied at Closing by Sellers and Buyer) are, and have been for a period of at least three (3) Business Days prior to the last Business Day of the preceding month, satisfied or waived is not a Business Day, the last Business Day of the preceding month) or (iii) such other date as Sellers and Buyer mutually agree. The date on which Closing will occur is the “Closing Date.”
Section 2.2 Deliveries at the Closing.
(a) At the Closing, Sellers will deliver, or cause to be delivered, to Buyer:
(i) the certificates referred to in Section 9.2(d);
(ii) an assignment executed and delivered by each Seller of that Seller’s Interests, which assignment is substantially in the form of the instrument attached to this Agreement as Exhibit B and effective as of 9:00 a.m. local Dallas, Texas time on: (A) the first calendar day of the month in which Closing occurs if Closing occurs under clause (i) of the first sentence of Section 2.1, or (B) the first calendar day of the month following Closing if Closing occurs under clause (ii) of the first sentence of Section 2.1 (the “Effective Time”);
(iii) a counterpart original of the Transition Services Agreement executed by Crosstex Energy;
(iv) evidence reasonably satisfactory to Buyer that concurrently with the Closing, all Liens relating to the Interests and the Treating Assets, other than Permitted Exceptions, will be released, which evidence shall include all instruments and documents necessary to release any and all Liens, other than Permitted Exceptions, relating to the Interests and the Treating Assets, including appropriate UCC financing statement amendments (termination statements);
(v) the original minute books of the Company;
(vi) a FIRPTA affidavit under U.S. Treasury Regulation Section 1.1445-2(b)(2) certifying the non-foreign status of Sellers; and
(vii) other closing deliverables, if any, as agreed by Buyer and Sellers.
(b) At the Closing, Buyer will deliver, or cause to be delivered, to Sellers:
(i) the certificate referred to in Section 9.1(c);
(ii) the Closing Date Adjusted Purchase Price, payable in accordance with Section 1.3(c); and

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(iii) a counterpart original of the Transition Services Agreement executed by Buyer, together with any initial payment due at Closing in accordance with the Transition Services Agreement.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLERS
Except as set forth in the Disclosure Schedule, Sellers and the Company jointly and severally represent and warrant to Buyer with respect to each Seller:
Section 3.1 Title to Interests. Each Seller is the record and beneficial owner of such Seller’s Interest, free and clear of any and all Liens, other than (i) those that may arise by virtue of any actions taken by or, after specifically requested by Buyer, on behalf of Buyer or its Affiliates, (ii) restrictions on transfer that may be imposed by federal or state securities laws or the Governing Documents of the Company, (iii) restrictions on transfer that are cancelled as of the Closing or (iv) Liens which are to be released, and are actually released, at Closing. Upon consummation of the transactions contemplated hereby Buyer will acquire good, valid, and marketable title to all of the Interests, free and clear of any and all Liens, other than (i) those that may arise by virtue of any actions taken by or, after specifically requested by Buyer, on behalf of Buyer or its Affiliates or (ii) restrictions on transfer that may be imposed by federal or state securities laws or the Governing Documents of the Company.
Section 3.2 Organization and Standing. Each Seller is duly organized, validly existing and in good standing under the laws of the State of Delaware and has requisite power and authority to carry on its business as now being conducted. Each Seller is duly qualified or licensed to do business and in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, except to the extent that the failure to be duly qualified, licensed to do business or in good standing in those jurisdictions would not materially interfere with Seller’s ability to perform its obligations under this Agreement.
Section 3.3 Authority. Each Seller has all requisite limited liability company or limited partnership power and authority to execute, deliver, and perform this Agreement and each other agreement, instrument, or document executed or to be executed by each Seller in connection with the transactions contemplated hereby and to consummate the transactions contemplated hereby and thereby. The execution, delivery, and performance by each Seller of this Agreement and each other agreement, instrument, or document executed or to be executed by such Seller in connection with the transactions contemplated hereby to which it is a party, and the consummation by it of the transactions contemplated hereby and thereby, have been duly authorized by all necessary action of each Seller. This Agreement has been duly executed and delivered by each Seller and constitutes, and each other agreement, instrument, or document executed or to be executed by each Seller in connection with the transactions contemplated hereby has been, or when executed will be, duly executed and delivered by each Seller and constitutes, or when executed and delivered will constitute, a valid and legally binding obligation of each Seller, enforceable against each Seller in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or other laws affecting or relating to the enforcement of creditors’ rights generally and the application of general principles of equity (regardless of whether that enforceability is considered in a proceeding at law or in equity).

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Section 3.4 Non-Contravention. The execution, delivery, and performance by each Seller of this Agreement and each other agreement, instrument, or document executed or to be executed by each Seller in connection with the transactions contemplated by this Agreement to which such Seller is a party and the consummation by each Seller of the transactions contemplated hereby and thereby (including the transfer of the Assigned Assets) (i) do not and will not conflict with or result in a violation of any provision of Sellers’ Governing Documents, (ii) do not and will not conflict with or result in a violation of any provision of, or constitute (with or without the giving of notice or the passage of time or both) a default under, or give rise (with or without the giving of notice or the passage of time or both) to any right of termination, cancellation, or acceleration under, any bond, debenture, note, mortgage or indenture, or any material contract, agreement, or other instrument or obligation to which each Seller is a party or by which each Seller or any of each Seller’s properties may be bound, or (iii) do not or will not violate any Applicable Law binding upon each Seller, except, in the instance of clauses (ii) and (iii) above, for any such conflicts, violations, defaults, terminations, cancellations or accelerations which would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.
Section 3.5 Approvals. Except in connection with the HSR Act or as provided in the Credit Facilities, in Section  8.18 of this Agreement, or in Section 3.5 of the Disclosure Schedule, no consent, approval, order, or authorization of, or declaration, filing, or registration with, any Governmental Entity or of any third party is required to be obtained or made by each Seller in connection with the execution, delivery, or performance by each Seller of this Agreement, each other agreement, instrument, or document executed or to be executed by each Seller in connection with the transactions contemplated hereby to which each Seller is a party or the consummation by each Seller of the transactions contemplated hereby and thereby, except for such consents, approvals, orders, authorizations, declarations, filings or registrations which, if not obtained or made (as applicable), would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.
Section 3.6 Pending Litigation. There are no Proceedings pending or, to any Seller’s Knowledge, threatened, in which any Seller is or may be a party affecting the execution and delivery of this Agreement by any Seller or the consummation of the transactions contemplated hereby by any Seller.
Section 3.7 Financial Advisors. Except for amounts due by Sellers to Goldman, Sachs & Co., no Person has acted, directly or indirectly, as a broker, finder or financial advisor for any Seller in connection with the transactions contemplated by this Agreement and no Person is or will be entitled to any fee or commission or like payment in respect thereto.

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ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except as set forth in the Disclosure Schedule, Sellers and the Company jointly and severally represent and warrant to Buyer with respect to the Company:
Section 4.1 Organization. The Company is duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite limited partnership power and authority to carry on its business as now being conducted. The Company is duly qualified or licensed to do business and in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary. No Proceedings to dissolve the Company are pending, or to the Knowledge of the Company, threatened.
Section 4.2 Governing Documents. The Company has made available to Buyer accurate and complete copies of (i) the Governing Documents of the Company, as amended to the date hereof, and (ii) the minutes of all meetings of the board of managers (or other similar governing body) of the Company, any committees of such board or other body, and the members, shareholders or other equity holders of the Company (and all consents in lieu of such meetings). Such Governing Documents, minutes, and consents accurately reflect the equity ownership of the Company and all actions taken by the board of managers, other governing body, committees and equity owners.
Section 4.3 Capital Structure . No partnership interests or other equity of the Company are subject to, nor have any been issued in violation of, preemptive or similar rights. Except for the Interests and the rights created by this Agreement, none of the following are outstanding or in existence: (i) partnership interests or other equity or debt securities of the Company, (ii) securities of the Company convertible into or exchangeable for partnership interests or other voting securities of the Company, (iii) options or other rights to acquire from the Company, and no obligation of the Company to issue or sell, any partnership interests or other voting securities of the Company or any securities of the Company convertible into or exchangeable for such partnership interests or voting securities, or (iv) equity equivalents, interests in the ownership or earnings, or other similar rights of or with respect to the Company. There are no outstanding obligations of the Company to repurchase, redeem, or otherwise acquire any of the foregoing securities, options, equity equivalents, interests, or rights.
Section 4.4 Power and Authority. The Company has all requisite limited partnership power and authority to execute, deliver, and perform this Agreement and each other agreement, instrument, or document executed or to be executed by the Company in connection with the transactions contemplated hereby to which it is a party and to consummate the transactions contemplated hereby and thereby. The Company has all requisite limited partnership power and authority to conduct its business (including the operation of the Treating Assets and the Assigned Assets) generally in the manner that it is currently being conducted. The execution, delivery, and performance by the Company of this Agreement and each other agreement, instrument, or document executed or to be executed by the Company in connection with the transactions contemplated hereby to which it is a party, and the consummation by it of the transactions contemplated hereby and thereby, have been duly authorized by all necessary action of the Company.
Section 4.5 Valid and Binding Agreement. This Agreement has been duly executed and delivered by the Company and constitutes, and each other agreement, instrument, or document executed or to be executed by the Company in connection with the transactions contemplated hereby to which it is a party has been, or when executed will be, duly executed and delivered by the Company, and constitutes, or when executed and delivered will constitute, a valid and legally binding obligation of the Company, enforceable against it in accordance with its respective terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or other laws affecting or relating to the enforcement of creditors’ rights generally and the application of general principles of equity (regardless of whether that enforceability is considered in a proceeding at law or in equity).

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Section 4.6 Non-Contravention. Except as set forth in Section 4.6 of the Disclosure Schedule, the execution, delivery, and performance by the Company of this Agreement and each other agreement, instrument, or document executed or to be executed by the Company in connection with the transactions contemplated by this Agreement to which it is a party and the consummation by it of the transactions contemplated hereby and thereby (including the transfer of the Assigned Assets) do not and will not (i) conflict with or result in a violation of any provision of the Company’s Governing Documents, (ii) conflict with or result in a violation of any provision of, or constitute (with or without the giving of notice or the passage of time or both) a default under, or give rise (with or without the giving of notice or the passage of time or both) to any right of termination, cancellation, or acceleration under, any Company Contract or any bond, debenture, note, mortgage or indenture to which the Company is a party or by which the Company, or any of the Company’s properties (including the Treating Assets) or the Assigned Assets may be bound, (iii) result in the creation or imposition of any Lien on the Company’s properties or other assets (including the Treating Assets) or the Assigned Assets, or (iv) violate any Applicable Law binding upon the Company or applicable to the Treating Assets or the Assigned Assets, except, in the instance of clause (ii) or clause (iv) above, for any such conflicts, violations, defaults, terminations, cancellations or accelerations which would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.
Section 4.7 Approvals. Except as set forth in Section 4.7 of the Disclosure Schedule, no consent, approval, order, or authorization of, or declaration, filing, or registration with, any Governmental Entity or of any third party is required to be obtained or made by the Company in connection with the execution, delivery, or performance by the Company of this Agreement, each other agreement, instrument, or document executed or to be executed by the Company in connection with the transactions contemplated hereby to which it is a party or the consummation by it of the transactions contemplated hereby and thereby including the assignment of Assigned Assets in accordance with Section 8.15, except for such consents, approvals, orders, authorizations, declarations, filings or registrations which, if not obtained or made (as applicable), would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.
Section 4.8 Subsidiaries. The Company does not own, directly or indirectly, any capital stock of, or other equity interest in, any corporation or have any direct or indirect equity or ownership interest in any other Person.

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Section 4.9 Indebtedness. Financial Information. Immediately following the Effective Time, other than any Indebtedness of the Company and its Affiliates that Buyer or any of its Affiliates causes the Company to incur, the Company will not have any Indebtedness. Section 4.9 of the Disclosure Schedule sets forth accurate and complete copies of the Company’s (adjusted to exclude assets previously sold and to include “Assigned Assets”) unaudited combined balance sheet as of December 31, 2007, December 31, 2008, and June 30, 2009, and the related unaudited combined statements of income for the years or six-month period, as applicable, then ended (the “Financial Information”). The Financial Information (x) has been prepared from the books and records of Crosstex Energy, L.P., and its consolidated subsidiaries on an accrual basis of accounting applied on a consistent basis throughout the periods involved, (y) is complete and correct in all material respects, and (z) except as set forth in Section 4.9 of the Disclosure Schedule, subject to the assumptions and limitations set forth therein, fairly presents in all material respects, all in accordance with GAAP, the financial position and results of operations relating to the Company and the Assigned Assets as of the dates thereof and for the applicable periods. The Company does not have any Indebtedness or other liabilities (whether or not required under GAAP to be reflected on a balance sheet or the notes thereto) other than those (i) specifically reflected on and fully reserved against in the Financial Information, (ii) incurred in the ordinary course of business since June 30, 2009, (iii) readily apparent from a disclosure in any section of the Disclosure Schedule, or (iv) that are immaterial to the Company.
Section 4.10 Pending Litigation. Except as set forth in Section 4.10 of the Disclosure Schedule, there are no Proceedings pending or, to the Company’s Knowledge, threatened, against or affecting, the Company, or any of its properties (including the Treating Assets) or the Assigned Assets, which, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect. There are no Proceedings pending or, to the Company’s Knowledge, threatened, in which the Company is or may be a party affecting the execution and delivery of this Agreement by the Company or the consummation of the transactions contemplated hereby by the Company.
Section 4.11 Compliance with Laws; Permits. The Company, the Treating Assets and the Assigned Assets are in compliance in all material respects with all Applicable Laws, and the Company has not received any written notice from any Governmental Entity or any other Person that the Company, any of the Treating Assets or any of the Assigned Assets is in violation of, or has violated in the four years preceding the date of this Agreement, any Applicable Laws, the violation of which would reasonably be expected to result in a Material Adverse Effect. The Company, the Treating Assets and the Assigned Assets have all Permits from all Governmental Entities reasonably necessary for the Company to own, lease or operate its properties and assets (including the Treating Assets and the Assigned Assets) and to carry on its business as now conducted (including the Treating Assets business and the Assigned Assets business), and there has occurred no default under any such Permit, other than the failure to have such Permits or defaults under such Permits, the failure to have or the occurrence of which, in the aggregate, would not reasonably be expected to result in a Material Adverse Effect. Neither the execution and delivery of this Agreement by Sellers or the Company nor the consummation by Sellers or the Company of the transactions contemplated hereby will result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to a right of termination or cancellation) of any Permit. Notwithstanding the foregoing, this Section 4.11 does not relate to Taxes or environmental Permits or other environmental matters, which are exclusively the subject of Section 4.12 and Section 4.14, respectively.

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Section 4.12 Taxes. Except as disclosed in Section 4.12 of the Disclosure Schedule: the Company is a disregarded entity for federal tax purposes and, with respect to each state in which it is subject to tax, for state income tax purposes as defined in Treasury Regulation Sections 301.7701-1 to 301.7701-3 and applicable state tax provisions;
(a) the Company has duly filed all material federal, state, local and foreign Tax Returns required to be filed by or with respect to the Company, the Treating Assets and the Assigned Assets with the IRS or other applicable Tax authority and such Tax Returns have been prepared in accordance with Applicable Law in all material respects, and no extensions with respect to such Tax Returns have been requested or granted;
(b) the Company has paid all material Taxes due, or claimed by any Taxing authority to be due, from or with respect to the Company and with respect to the ownership and operation of the Treating Assets and the Assigned Assets;
(c) none of the Tax Returns filed by the Company with respect to the Treating Assets and the Assigned Assets has been audited and there are no pending material issues that have been raised or material adjustments proposed or, to the Knowledge of Sellers, threatened by the IRS or any other Taxing authority in connection with any Tax Returns;
(d) all material Taxes which the Company is required by Applicable Law to withhold and collect have been withheld and collected, and have been paid over to the proper authorities to the extent due and payable and the Company has made all material deposits required with respect to Taxes;
(e) no waiver or extension of any statute of limitations as to any material federal, state, local, or foreign Tax matter has been given by or requested from the Company;
(f) no portion of the Interests or the Treating Assets or any Assigned Asset is subject to any Liens due to the non-payment of Taxes (other than Liens for Taxes that are (i) not yet due and payable or (ii) as set forth in Section 4.12 of the Disclosure Schedule, that are being contested in good faith by appropriate and lawful proceedings so long as levy and execution thereon have been stayed);
(g) the Company is not a party to and is not bound by any tax sharing, tax allocation, tax indemnity or similar agreement or arrangement (whether or not written) and the Company has no liability for Taxes of any other Person under the Code or any analogous provision of any other Governmental Entity;
(h) since its formation, the Company has not engaged in a trade or business or a permanent establishment in any jurisdiction other than the United States, and the Company has not, within the last five years, been subject to taxation (including any withholding tax) in any jurisdiction other than the (i) United States or (ii) a jurisdiction in the United States;
(i) neither the Company nor any Seller is a “foreign person” as defined in Code Section 1445(f)(3);
(j) the Company has not engaged in any transaction described in Treasury Regulation Section 1.6011-4(b);
(k) the Company has not received written notice from any jurisdiction asserting that the Company was required to file any Tax Return that has not been filed.

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For purposes of this Section, a Tax is due (and must therefore either be paid or adequately reserved against) only on the last date payment of such Tax can be made without interest or penalties, whether such payment is due in respect of estimated Taxes, withholding Taxes, required Tax credits or any other Tax.
Section 4.13 Contracts.
(a) Section 4.13(a) of the Disclosure Schedule sets forth, by reference to the applicable subsection of this Section 4.13(a), a complete and accurate list of all the following agreements to which the Company is a party or bound or by which any of its properties or assets (including the Treating Assets) are subject or that are part of the Assigned Assets: (i) any contract covering compensation and employment or service of any officer or employee of the Company (or primarily providing employment services to the Treating Assets or the Assigned Assets) or relating to any loan from the Company to any officer, director or Affiliate of the Company; (ii) excluding the Credit Facilities, any indenture, mortgage, loan, credit or similar contract under which the Company has borrowed money, issued any note, bond, indenture or other evidence of indebtedness for borrowed money, pledged assets, or sold and leased back assets; (iii) excluding the Credit Facilities, any guarantee by the Company of any obligation of another; (iv) any agreement that the Company reasonably expects will require expenditures in excess of $50,000 in any 12-month period ending after the Closing Date; (v) any agreement that the Company reasonably expects will generate revenues in excess of $50,000 in any 12-month period ending after the Closing Date (provided that, the listing of a Company Contract in Section 4.13(a)(v) of the Disclosure Schedule is not a representation or warranty that the Company Contract will generate revenues in excess of $50,000 in any 12-month period ending after the Closing Date); (vi) any contract with a Seller or any Affiliate of a Seller (other than the Transition Services Agreement) that will survive the Closing and that cannot be terminated by the Company without the consent of the counterparty to that agreement; (vii) any plan, contract or arrangement providing for bonuses, pensions, deferred compensation, retirement plan payments, profit sharing, incentive pay or any other employee right or benefit; (viii) any agreement of indemnification outside the ordinary course of business, (ix) any contracts for the sale of any of the assets of the Company other than in the ordinary course of business, (x) any contract for joint ventures, partnerships, licensing arrangements, or sharing of profits or proprietary information, (xi) any contracts containing covenants of the Company not to compete in any line of business or with any Person in any geographical area or not to solicit or hire any person with respect to employment, (xii) any contract relating to the acquisition (by merger, purchase of stock or assets or otherwise) by the Company or any of its Affiliates of any operating business or a material portion of the assets or the capital stock of any other Person, that includes any of the Treating Assets or the Assigned Assets (excluding contracts and purchase orders for the purchase of assets or equipment in the ordinary course of business), or (xiii) any lease of personal property or equipment by the Company which GAAP would require the Company to capitalize (collectively the “Company Contracts”).

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(b) All Company Contracts are valid and binding agreements of the Company and, to the Company’s Knowledge, enforceable against the parties thereto in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or other laws affecting or relating to the enforcement of creditors’ rights generally and the application of general principles of equity (regardless of whether that enforceability is considered in a proceeding at law or in equity). The Company has performed all material obligations and is not in material breach or default under the Company Contracts, except for such breaches or defaults which would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. No event has occurred, which after notice or lapse of time, or both, would constitute a default by the Company, or to the Company’s Knowledge, any other party, that would reasonably be expected to have a Material Adverse Effect. The Company has not received any written notice from a counterparty of termination of any Company Contract, and no party has given notice of any significant dispute with respect to any Company Contract. The Company has delivered to Buyer true, correct and complete copies of all of the Company Contracts, together with all amendments, modifications or supplements thereto.
(c) Section 4.13(c) of the Disclosure Schedule sets forth a list of the ten (10) largest customers and the ten (10) largest suppliers of the Company, as measured by the Dollar amount of purchases therefrom or thereby, during each of the fiscal years ended December 31, 2008 and December 31, 2007, showing the approximate total sales by the Company to each such customer and the approximate total purchases by the Company from each such supplier, during such period. Except as set forth in Section 4.13(c) of the Disclosure Schedule, since June 30, 2009, no current customer or supplier listed in Section 4.13(c) of the Disclosure Schedule has terminated its relationship with the Company under a Company Contract (including with respect to the Treating Assets or the Assigned Assets) or materially and adversely changed the pricing or other terms of its business with the Company under a Company Contract and, to the Company’s Knowledge, no current customer or supplier listed in Section 4.13(c) of the Disclosure Schedule has notified the Company that it intends to terminate or materially reduce or change the pricing or other terms of its business under a Company Contract with the Company (including with respect to the Treating Assets or the Assigned Assets).
Section 4.14 Environmental Matters. Except as set forth in Section 4.14 of the Disclosure Schedule and except as would not reasonably be expected to result in Environmental Liabilities that would reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect: (a) the Company, the Treating Assets and the Assigned Assets are, and have been in the five years preceding the date of this Agreement, in compliance with all applicable Environmental Laws, which compliance includes obtaining, maintaining and complying with all Permits required under Environmental Laws in connection with the operation of the Company, the Treating Assets and the Assigned Assets; (b) the Company has not received any written claim, order or written notice or, to Company’s Knowledge, other communication regarding any current, unresolved violation of any applicable Environmental Law or known or threatened Environmental Liability from any Governmental Entity or Person and to the Company’s Knowledge no claims, orders or written notices regarding the foregoing are pending or threatened; (c) there has been no release, discharge or disposal of Hazardous Materials by the Company, the Treating Assets or the Assigned Assets in concentrations greater than those allowed under any Environmental Laws on, at, under or from any real property currently owned, leased or operated by the Company, the Treating Assets or the Assigned Assets, or to the Company’s Knowledge,

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formerly owned, leased or operated by the Company, the Treating Assets or the Assigned Assets, or arising out of out of the conduct of the Company, the Treating Assets or the Assigned Assets that would reasonably be expected to require investigation, remediation or monitoring under Environmental Laws after Closing; (d) to the Company’s Knowledge, there are no current facts, circumstances or conditions arising out of or relating to the operations of the Company or the operation of the Treating Assets or the Assigned Assets or any real property currently or formerly owned, leased or operated by the Company, the Treating Assets or the Assigned Assets that would reasonably be expected to result in the Company incurring Environmental Liabilities; and (e) Sellers have made available for inspection by Buyer true and correct copies of all material environmental reports, assessments and investigations related to the Assigned Assets or any real property currently or formerly owned, leased or operated by the Company, the Treating Assets or the Assigned Assets and all material correspondences related to Environmental Liabilities or potential Environmental Liabilities to the extent such materials are in the possession, custody or control of Sellers. For purposes of this Section 4.14, “Environmental Liabilities” means any cost, damages, expense, liability, obligation or other responsibility arising from or under any Environmental Law and consisting of or relating to:
(i) any environmental conditions or pollution or Hazardous Materials (including on-site or off-site contamination and regulation of chemical substances or products);
(ii) fines, penalties, judgments, awards, settlements, legal, or administrative Proceedings, damages, losses, claims, demands and response action, investigative, remedial, or inspection costs and expenses arising under Environmental Law; or
(iii) any other compliance, corrective, investigative or remedial measures required under Environmental Law.
The terms “remedial,” and “response action” include the types of activities covered by the United States Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq., as amended (“CERCLA”).
Section 4.15 Insurance. Section 4.15(a) of the Disclosure Schedule is a list of all policies of insurance owned or held by Affiliates of the Company that insure the Treating Assets or the Assigned Assets. Such policies are not included among the assets of the Company. To the Company’s Knowledge, such policies are in full force and effect, and satisfy in all material respects all requirements of Applicable Law and any agreements to which the Company, any of the Treating Assets or any of the Assigned Assets is a party. Section 4.15(b) of the Disclosure Schedule lists each claim with respect to the Treating Assets and the Assigned Assets made pursuant to any insurance policy of the Company or its Affiliates on or after January 1, 2007. Excluding insurance policies that have expired and been replaced in the ordinary course of business, no insurance policy has been cancelled with respect to the Company, the Treating Assets or the Assigned Assets within the last two years and, to the Company’s Knowledge, no threat has been made to cancel any insurance policy of the Company or any of its Affiliates that insure the Treating Assets or the Assigned Assets during such period.

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Section 4.16 Employee Related Matters.
(a) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will (i) result in any payment (including severance pay obligations) becoming due to any Person or satisfies any condition (whether exclusive or non-exclusive) to any payment or benefit to any Person, and (ii) with respect to each Employee Benefit Plan covering any Employees, (x) increase any benefits under such Employee Benefit Plan or (y) result in the acceleration of the time of payment, vesting or funding of any such benefits under such Employee Benefit Plan, for which in all events the Company or Buyer would be liable.
(b) (i) There are no collective bargaining agreements or other similar agreements, arrangements or understandings, written or oral, covering any Employees as a group, to or by which Sellers, the Company or any of their Affiliates is a party or is bound or that is currently being negotiated by Sellers, the Company or any of their Affiliates, (ii) none of the Employees is represented in his or her capacity as an employee by any labor organization, (iii) there are no pending or to the Company’s Knowledge, threatened labor disputes, strikes, work stoppages, lockout, grievances involving any Employees, (iv) both (x) the Company and (y) with respect to the Employees, Sellers and their Affiliates, are in material compliance with all currently Applicable Laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and (v) none of (x) the Company or (y) with respect to the Employees, Sellers or their Affiliates, is engaged in any unfair labor practice and there is no unfair labor practice or claim of an unfair labor practice pending, or to the Company’s Knowledge threatened, against Sellers, the Company or their Affiliates before the National Labor Relations Board.
(c) Except as listed in Section 4.16(c) of the Disclosure Schedule, Seller, the Company and their ERISA Affiliates have never sponsored, maintained, contributed to or had any obligation or liability, contingent or otherwise, with respect to any Employee Benefit Plan that (i) is a “multiemployer pension plan” (as defined in Section 3(37) of ERISA), (ii) is subject to Title IV of ERISA, or (iii) provides for post-employment life or health insurance, benefits or coverage for any participant or any beneficiary of a participant, except as may be required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”).
(d) Except as listed in Section 4.16(d) of the Disclosure Schedule, with respect to each Employee Benefit Plan that covers any Employees, (i) each Employee Benefit Plan is in material compliance with Applicable Law; (ii) to Seller’s or Company’s Knowledge, there are no facts or circumstances under any Employee Benefit Plan which could reasonably be expected to give rise to any liability of the Company; (iii) each Employee Benefit Plans which is intended to meet the requirements of Section 401(a) of the Code has received an IRS determination letter or equivalent and Sellers have no Knowledge of any facts or circumstances that could result in disqualification; and (iv) there are no pending claims for which the Company or Buyer may be liable (or to which the Treating Assets or the Assigned Assets may be subject) with respect to the operation of the Employee Benefit Plans other than routine claims for benefits.
(e) The Company does not (i) currently employ any Person nor (ii) have any obligation or liability, contingent or otherwise, with respect to former employees or employees of the Sellers and their Affiliates.

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Section 4.17 Intellectual Property. Except as listed in Section 4.17 of the Disclosure Schedule, the Company either owns or has valid licenses or other rights to use, without infringing upon, misappropriating or otherwise violating any third party’s rights, all material patents, copyrights, trademarks, software, databases, engineering data, maps, interpretations and other intellectual property technical information used in its business as presently conducted (including the business of the Treating Assets and the Assigned Assets).
Section 4.18 Properties.
(a) Real Property.
(i) Section 4.18(a)(i) of the Disclosure Schedule sets forth a complete (A) list of all real property owned in fee by the Company (the “Owned Properties”) and (B) a description of all real property and real property interests (including rights of way and easements, but excluding licenses or real property rights provided by lessees or customers under equipment lease agreements or full service treating agreements) leased or held by the Company (the “Real Property Leases” and, together with the Owned Properties, the “Company Properties”) as lessee (or other holder) or lessor. All of the Company Properties are suitable and sufficient real property for the operation of the Company’s business as currently conducted (including the Treating Assets and the Assigned Assets), taking into account the fact that treating services provided by the Company to customers take place on sites which are made available by the respective customers.
(ii) Except as set forth on Section  4.18(a)(i) of the Disclosure Schedule, the Company has defensible title to each of the Owned Properties.
(iii) The Company has a defensible leasehold interest under each of the Real Property Leases under which it is a lessee. All of the Real Property Leases are valid and binding agreements of the Company and, to the Company’s Knowledge, enforceable against the parties thereto in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or other laws affecting or relating to the enforcement of creditors’ rights generally and the application of general principles of equity (regardless of whether that enforceability is considered in a proceeding at law or in equity). The Company is not in material default under any Real Property Lease, and, to the Company’s Knowledge, no event has occurred and no circumstance exists which, if not remedied, and whether with or without notice or the passage of time or both, would result in a material default by the Company.
(b) Tangible Personal Property.
(i) The Company has not received, within the past twelve-months, any written notice of any adverse claim (that has not been resolved) to the title to any material part of the Treating Assets or the Assigned Assets or with respect to any lease under which any material asset included within the Treating Assets or the Assigned Assets are held by it, and to the Company’s Knowledge, there are no existing facts or circumstances that could give rise to such claims. As of the date of this Agreement, there is no pending or, to the Company’s Knowledge, threatened taking (whether permanent, temporary, whole or partial) of any material part of the Treating Assets or the Assigned Assets by reason of condemnation.

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(ii) Except as specified in Section  4.18(b)(ii) of the Disclosure Schedule or as provided in any Company Contract, there are no consents or preferential or similar restrictions or rights to purchase any material portion of the Treating Assets or the Assigned Assets.
(iii) The Company has, or after receipt of the Assigned Assets will have, defensible title to all of the material items of tangible personal property used in the business of the Company, and such tangible personal property is sufficient tangible personal property for the conduct of the business of the Company as currently conducted (including the business of the Treating Assets and the Assigned Assets).
Section 4.19 Absence of Changes. Except as expressly contemplated by this Agreement or as set forth on Section 4.19 of the Disclosure Schedule, since June 30, 2009: (a) the Company has conducted its businesses only in the ordinary course of business consistent with past practice and (b) there has not been any event, change, occurrence or circumstance that, individually or in the aggregate with any such events, changes, occurrences or circumstances, has had or could reasonably be expected to have a Material Adverse Effect.
Section 4.20 Affiliate Transactions. Section 4.20 of the Disclosure Schedule sets forth all written contracts and agreements between the Company, on the one hand, and the either Seller or any of their Affiliates, on the other hand, except those written contracts and agreements that are immaterial to the Company.
Section 4.21 Brokers. Except for the amounts due by Sellers to Goldman, Sachs & Co., no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

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ARTICLE V
DISCLAIMER
EXCEPT AS SET FORTH IN THIS AGREEMENT, SELLERS WILL CONVEY TO BUYER THE INTERESTS WITHOUT ANY EXPRESS, STATUTORY, OR IMPLIED WARRANTY OR REPRESENTATION OF ANY KIND FROM SELLERS, THE COMPANY OR ANY OF THEIR RESPECTIVE AFFILIATES, INCLUDING WARRANTIES OR REPRESENTATIONS RELATING TO (I) THE COMPANY, (II) TITLE OF THE COMPANY IN AND TO THE TREATING ASSETS OR ASSIGNED ASSETS, (III) THE CONDITION OF THE TREATING ASSETS OR ASSIGNED ASSETS, (IV) ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY OF THE TREATING ASSETS OR ASSIGNED ASSETS, (V) ANY IMPLIED OR EXPRESS WARRANTY OF THE FITNESS OF THE TREATING ASSETS OR ASSIGNED ASSETS FOR A PARTICULAR PURPOSE, (VI) ANY IMPLIED OR EXPRESS WARRANTY OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS, (VII) ANY AND ALL OTHER IMPLIED WARRANTIES EXISTING UNDER APPLICABLE LAW NOW OR HEREAFTER IN EFFECT, (VIII) THE ACCURACY OR COMPLETENESS OF ANY INFORMATION FURNISHED TO BUYER BY THE COMPANY OR SELLERS OR GOLDMAN, SACHS & CO., INCLUDING ANY INFORMATION IN ANY “DATA ROOM” OR “VIRTUAL DATA ROOM,” OR (IX) ANY IMPLIED OR EXPRESS WARRANTY REGARDING COMPLIANCE WITH ANY APPLICABLE ENVIRONMENTAL LAWS, THE RELEASE OF MATERIALS INTO THE ENVIRONMENT, OR PROTECTION OF THE ENVIRONMENT OR HEALTH. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, IN PURCHASING THE INTERESTS BUYER ACCEPTS THE TREATING ASSETS AND ASSIGNED ASSETS “AS IS,” “WHERE IS,” AND “WITH ALL FAULTS” AND IN THEIR PRESENT CONDITION AND STATE OF REPAIR. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, EXCEPT AS SET FORTH IN THIS AGREEMENT, NEITHER SELLERS NOR THE COMPANY MAKE ANY REPRESENTATION OR WARRANTY AS TO (A) THE PHYSICAL, OPERATING, REGULATORY COMPLIANCE, SAFETY, OR ENVIRONMENTAL CONDITION OF THE TREATING ASSETS OR ASSIGNED ASSETS OR (B) THE ACCURACY, COMPLETENESS, OR MATERIALITY OF ANY DATA, INFORMATION, OR RECORDS FURNISHED TO BUYER IN CONNECTION WITH THE COMPANY OR THE TREATING ASSETS OR ASSIGNED ASSETS. BUYER ACKNOWLEDGES AND AGREES TO THE FOREGOING AND THAT THE FOREGOING DISCLAIMER IS “CONSPICUOUS.”
ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF BUYER
Buyer represents and warrants to Sellers and the Company as of the date of this Agreement that:
Section 6.1 Organization. Buyer is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has requisite power and authority to carry on its business as now being conducted. Buyer is duly qualified or licensed to do business and in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, except to the extent that the failure to be duly qualified, licensed to do business or in good standing in those jurisdictions would not materially interfere with Buyer’s ability to perform its obligations under this Agreement.
Section 6.2 Power and Authority. Buyer has all requisite power and authority to execute, deliver, and perform this Agreement and each other agreement, instrument, or document executed or to be executed by Buyer in connection with the transactions contemplated hereby to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery, and performance by Buyer of this Agreement and each other agreement, instrument, or document executed or to be executed by Buyer in connection with the transactions contemplated hereby to which it is a party, and the consummation by it of the transactions contemplated hereby and thereby, have been duly authorized by all necessary action of Buyer.
Section 6.3 Valid and Binding Agreement. This Agreement has been duly executed and delivered by Buyer and constitutes, and each other agreement, instrument, or document executed or to be executed by Buyer in connection with the transactions contemplated hereby to which it is a party has been, or when executed will be, duly executed and delivered by Buyer, and constitutes, or when executed and delivered will constitute, a valid and legally binding obligation of Buyer, enforceable against it in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or other laws affecting or relating to the enforcement of creditors’ rights generally and the application of general principles of equity (regardless of whether that enforceability is considered in a proceeding at law or in equity).

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Section 6.4 Non-Contravention. The execution, delivery, and performance by Buyer of this Agreement and each other agreement, instrument, or document executed or to be executed by Buyer in connection with the transactions contemplated by this Agreement to which it is a party and the consummation by it of the transactions contemplated hereby and thereby do not and will not (i) conflict with or result in a violation of any provision of Buyer’s Governing Documents, (ii) conflict with or result in a violation of any provision of, or constitute (with or without the giving of notice or the passage of time or both) a default under, or give rise (with or without the giving of notice or the passage of time or both) to any right of termination, cancellation, or acceleration under, any bond, debenture, note, mortgage or indenture, or any material contract, agreement, or other instrument or obligation to which Buyer is a party or by which Buyer or any of Buyer’s properties may be bound, or (iii) violate any Applicable Law binding upon Buyer, except, in the instance of clauses (ii) and (iii) above, for any such conflicts, violations, defaults, terminations, cancellations or accelerations which would not, individually or in the aggregate, reasonably be expected to result in a material adverse effect on Buyer and its Affiliates or Buyer’s ability to perform its obligations under this Agreement.
Section 6.5 Approvals. Except in connection with HSR Act, no consent, approval, order, or authorization of, or declaration, filing, or registration with, any Governmental Entity or of any third party is required to be obtained or made by Buyer in connection with the execution, delivery, or performance by Buyer of this Agreement, each other agreement, instrument, or document executed or to be executed by Buyer in connection with the transactions contemplated hereby to which it is a party or the consummation by it of the transactions contemplated hereby and thereby, except for such consents, approvals, orders, authorizations, declarations, filings or registrations which, if not obtained or made (as applicable), would not, individually or in the aggregate, reasonably be expected to result in a material adverse effect on Buyer and its Affiliates or Buyer’s ability to perform its obligations under this Agreement.
Section 6.6 Proceedings. There are no Proceedings pending or, to Buyer’s Knowledge, threatened, in which Buyer is or may be a party affecting the execution and delivery of this Agreement by Buyer or the consummation of the transactions contemplated hereby by Buyer.
Section 6.7 Financing. Buyer has, and at the Closing will have, the immediately available funds required to consummate the transactions contemplated in this Agreement.
Section 6.8 Investment Experience. Buyer acknowledges that it can bear the economic risk of its investment in the Interests indefinitely, and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in the Interests.
Section 6.9 Restricted Securities. Buyer understands that the Interests will not have been registered pursuant to the Securities Act or any applicable state securities laws, that the Interests will be characterized as “restricted securities” under federal securities laws, and that under such laws and applicable regulations the Interests cannot be sold or otherwise disposed of without registration under the Securities Act or an exemption therefrom.

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Section 6.10 Accredited Investor; Investment Intent. Buyer is an accredited investor as defined in Regulation D under the Securities Act. Buyer is acquiring the Interests for its own account for investment and not with a view to, or for sale or other disposition in connection with, any distribution of all or any part thereof, except in compliance with applicable federal and state securities laws.
Section 6.11 Independent Evaluation. Buyer is an experienced and knowledgeable investor in the business of owning and operating gas treating and dehydration assets and is aware of the risks of such business. Buyer has had access to the Treating Assets, the Assigned Assets, the officers, consultants and other representatives of the Company, and the books, records, and files of the Company relating to the Treating Assets and the Assigned Assets. In making the decision to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer has only relied on (i) the basis of its own independent due diligence investigation of the Treating Assets and the Assigned Assets, and (ii) the representations and warranties made by Sellers and the Company in Articles III and IV, respectively, and has been advised by and has relied solely on its own expertise and legal, land, tax, reservoir engineering, and other professional advisors concerning this transaction, the Treating Assets, the Assigned Assets, and the value of the Interests. Buyer acknowledges that the Company is in the business of handling, treating, processing, storing, transporting and disposing of Hazardous Materials. Nothing in this Section 6.11 shall in any respect limit the representations and warranties set forth in Articles III and IV.
Section 6.12 Brokers. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer which the Company or Sellers may be obligated to pay.
Section 6.13 No Other Representations or Warranties. Except for the representations and warranties contained in this Article VI , Buyer makes no express or implied representation or warranty, and Buyer disclaims any other representations or warranties and all liability and responsibility for any representation, warranty, statement, or information made, communicated, or furnished (orally or in writing) to the Company, Sellers or any of their Affiliates or representatives.
ARTICLE VII
CONDUCT OF THE COMPANY PENDING CLOSING
Section 7.1 Conduct and Preservation of Business. Except as expressly provided in this Agreement, during the period from the date of this Agreement to the Closing, the Company will conduct its operations according to its ordinary course of business consistent in all material respects with its past practice and in material compliance with all Applicable Laws, including the following: (a) preserving the present business operations, organization (including officers and employees) and goodwill of the Company, (b) preserving the present relationships with customers and suppliers under Company Contracts, (c) maintaining (i) all of the assets and properties of, or used by, the Company, and (ii) insurance upon all of the properties and assets of the Company in such amounts and of such kinds comparable to that in effect on the date of this Agreement, (iii) the books, accounts and records of the Company, (d) continuing to collect accounts receivable and pay accounts payable utilizing normal procedures, and (e) complying with (i) all contractual and other obligations of the Company, and (ii) the capital expenditure plan of the Company for 2009 (the “Capital Expenditure Plan”), including making such capital expenditures in the amounts and at the times set forth in the Capital Expenditure Plan, subject to variances in such times and amounts incurred in the ordinary course of business, which variances do not result in a failure of the Company to meet any of its obligations under contracts with third parties; provided, however, that clause (d) shall not apply to any account receivable that has been outstanding for more than ninety (90) days from the date of the applicable invoice. Section 7.1 of the Disclosure Schedule sets forth a copy of the Capital Expenditure Plan.

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Section 7.2 Restrictions on Certain Actions. Without limiting the generality of the foregoing, and except as otherwise expressly provided in this Agreement, prior to the Closing, the Company will not take, consent to or allow any of the following actions, without the prior written consent of Buyer:
(a) amend its Governing Documents;
(b) issue, sell, deliver, transfer, or pledge (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase, or otherwise) any partnership interests of any class or any other securities or equity equivalents in the Company;
(c) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing a liquidation, dissolution, merger, consolidation, conversion, restructuring, recapitalization, or other reorganization of the Company;
(d) other than any of the following that will terminate at Closing, (i) create, incur, guarantee, or assume any indebtedness for borrowed money or otherwise become liable or responsible for the obligations of any other Person; (ii) make any loans, advances, or capital contributions to, or investments in, any other Person; (iii) pledge or otherwise encumber the Interests or other equity securities of the Company; or (iv) mortgage or pledge any of its assets, tangible or intangible, or create or suffer to exist any Lien thereupon or on the Assigned Assets (except for statutory Liens for amounts not yet due or not yet delinquent);
(e) except for any of the following for which the Company and Buyer will have no liability after Closing, with respect to any Transferred Employee, (i) enter into, adopt, or (except as may be required by law) amend or terminate any bonus, profit sharing, compensation, severance, termination, stock option, stock appreciation right, restricted stock, performance unit, stock equivalent, stock purchase, pension, retirement, deferred compensation, employment, severance, or other employee benefit agreement, trust, plan, fund, or other arrangement for the benefit or welfare of any director, officer, or employee; (ii) increase in any manner the compensation or fringe benefits of any director, officer, or employee; or (iii) pay to any director, officer, or employee any benefit not required by any employee benefit agreement, trust, plan, fund, or other arrangement as in effect on the date hereof;

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(f) acquire, sell, lease, transfer, or otherwise dispose of, directly or indirectly, any assets or allow its Affiliates to do any of the foregoing with respect to the Treating Assets or the Assigned Assets, except for (i) the acquisition or sale of treating plants and related equipment and facilities consistent with the Capital Expenditure Plan or pursuant to any third-party rights in contracts in existence as of the date of this Agreement, (ii) any lease of treating plants and related equipment and facilities in the ordinary course of business, which (x) will not involve expenditures by the Company in excess of $100,000 and will not involve generation of revenue in excess of $250,000, in each case, over the term (including automatic extensions) of the lease and (y) is not for a term of more than two years, (iii) sales of excess or obsolete assets in the ordinary course of business, the disposition or consumption of personal property in the ordinary course of business that is either replaced by equivalent property or normally consumed in the operation of the Company’s business, (iv) the sale or other disposition of the Excluded Assets pursuant to Section 8.14, or (v) any other purchases of equipment or other personal property not in excess of $150,000 in the aggregate.
(g) acquire (by merger, consolidation, or acquisition of stock or assets or otherwise) any corporation, partnership, or other business organization or division thereof;
(h) except as provided in Schedule 7.2(h) of the Disclosure Schedule, enter into any lease, contract, agreement, commitment, arrangement, right of way, easement or transaction outside the ordinary course of business consistent with past practice, or any lease, contract, agreement, commitment, arrangement, or transaction (i) which grants or creates any option, right of first refusal, call, put or other preferential right in favor of any third party, or (ii) having a term of more than two years;
(i) except as provided in Schedule 7.2(i) of the Disclosure Schedule, amend, modify, or change in any material respect any Company Contract, other than in the ordinary course of business; or
(j) agree in writing or otherwise to take any of the actions described in this Section 7.2.
Immediately following execution of this Agreement, Buyer will provide written notice to Sellers designating the name and contact information of the representative(s) of Buyer authorized to consent to any of the actions set forth above in this Section 7.2 on behalf of Buyer.
Section 7.3 Restrictions on Sellers. From the date of this Agreement until Closing, Sellers will not sell, convey, dispose of, pledge or otherwise encumber the Interests.
Section 7.4 Confidentiality of Others. Effective immediately prior to Closing, Sellers will assign to the Company, all rights under any transferable confidentiality and/or non-disclosure agreements entered into in connection with any attempt by Sellers to market or sell the Treating Assets, the Assigned Assets or the Company. From and after Closing, upon Buyer’s written request and at Buyer’s sole cost, Sellers will reasonably cooperate with Buyer to enforce any non-transferable agreements with other Persons with respect to the confidentiality and non- disclosure of confidential information of the Company. Sellers and the Company agree not to (and the Company agrees to cause its Affiliates not to) release any third party from the confidentiality and standstill provisions of any such agreement to which the Company is a party.

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Section 7.5 No Shop.
(a) From the date of this Agreement until the earlier of the Closing or the termination of this Agreement, Sellers and the Company shall not, and shall not permit any of the Affiliates, directors, officers, employees, representatives or agents of Sellers or the Company (collectively, the “Representatives”) to, directly or indirectly, (i) discuss, encourage, negotiate, undertake, initiate, authorize, recommend, propose or enter into, whether as the proposed surviving, merged, acquiring or acquired corporation or otherwise, any transaction involving a merger, consolidation, business combination, purchase or disposition of any material amount of the assets of the Company or any equity interest or other ownership interests of the Company other than (A) the transactions contemplated by this Agreement and (B) any transaction involving the acquisition of one of the Sellers (or both) and/or one or more of Sellers’ Affiliates other than the Company, which such transaction or acquisition does not vitiate or otherwise limit the obligations of the Sellers pursuant to this Agreement (an “Acquisition Transaction”), (ii) facilitate, encourage, solicit or initiate discussions, negotiations or submissions of proposals or offers in respect of an Acquisition Transaction, (iii) furnish or cause to be furnished, to any Person, any information concerning the business, operations, properties or assets of the Company in connection with an Acquisition Transaction, or (iv) otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other Person to do or seek any of the foregoing.
(b) Sellers and the Company shall notify Buyer orally and in writing promptly (but in no event later than 24 hours) after receipt by any of Sellers, the Company or any of the Representatives thereof of any proposal or offer from any Person other than Buyer to effect an Acquisition Transaction or any request for non-public information relating to the Company or for access to the properties, books or records of the Company by any Person other than Buyer to effect an Acquisition Transaction.
(c) Sellers and the Company shall (and Sellers and the Company shall cause their Representatives to, and the Company shall cause its Affiliates and their Representatives to) immediately cease and cause to be terminated any existing discussions or negotiations with any Persons (other than Buyer) conducted heretofore with respect to any Acquisition Transaction. Sellers and the Company agree not to (and the Company agrees to cause its Affiliates not to) release any third party from the confidentiality and standstill provisions of any agreement to which the Company is a party.
ARTICLE VIII
ADDITIONAL AGREEMENTS OF THE PARTIES
Section 8.1 Access; Indemnification.
(a) Subject to the terms of the Confidentiality Agreement, between the date of this Agreement and the Closing, the Company will give Buyer and Buyer’s authorized representatives reasonable access to the Company’s and its Affiliates’ employees, offices, facilities, accounting and financial books, records, files and other similar documents and materials relating solely to the Company, the Treating Assets and the Assigned Assets to the extent in the Company’s possession, custody or control and or which can be provided without undue effort or expense, save and except the Sales Information.

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(b) Buyer hereby indemnifies and will defend and hold the Company, each Seller, Affiliates thereof, and their respective owners, officers, directors, employees, agents, representatives, contractors, successors, and assigns harmless from and against any and all of the following claims arising from Buyer’s inspecting and observing the Treating Assets: (i) claims for personal injuries to or death of employees of Buyer, its contractors, agents, consultants, and representatives, and damage to the property of Buyer or others acting on behalf of Buyer, except for injuries or death caused by the gross negligence or willful misconduct of the Company, any Seller or their respective employees, contractors, agents, consultants, or representatives; and (ii) claims for personal injuries to or death of employees of the Company, any Seller or third Persons, and damage to the property of the Company, any Seller or third Persons, to the extent caused by Buyer. TO THE EXTENT PROVIDED ABOVE, THE FOREGOING INDEMNITY INCLUDES, AND THE PARTIES INTEND IT TO INCLUDE, AN INDEMNIFICATION OF THE INDEMNIFIED PARTIES FROM AND AGAINST CLAIMS ARISING OUT OF OR RESULTING, IN WHOLE OR PART, FROM THE CONDITION OF THE PROPERTY OR THE SOLE, JOINT, COMPARATIVE, OR CONCURRENT NEGLIGENCE OR STRICT LIABILITY OF ANY OF THE INDEMNIFIED PARTIES. THE PARTIES HERETO AGREE THAT THE FOREGOING COMPLIES WITH THE EXPRESS NEGLIGENCE RULE AND IS CONSPICUOUS. For the avoidance of doubt, the indemnification pursuant to this Section 8.1 will survive Closing and is separate from, and shall not have any effect on, Article XI.
Section 8.2 Confidentiality Agreement. The Confidentiality Agreement, except to the extent modified herein, will remain in full force and effect until Closing, at which time it will automatically terminate without further action by the parties to the Confidentiality Agreement.
Section 8.3 Reasonable Efforts. Each party to this Agreement agrees that it will not voluntarily undertake any course of action inconsistent with the provisions of this Agreement and will use its Reasonable Efforts to take, or cause to be taken, all action and to do, or cause to be done, all things reasonably necessary, proper, or advisable under Applicable Laws to consummate the transactions contemplated by this Agreement, including, without limitation, (i) cooperation in determining whether any consents, approvals, orders, authorizations, waivers, declarations, filings, Permit transfers or registrations of or with any Governmental Entity or third party are required in connection with the consummation of the transactions contemplated hereby; (ii) Reasonable Efforts to obtain any such consents, approvals, orders, authorizations, and waivers and to effect any such declarations, filings, Permit transfers, and registrations, including with respect to Sellers and the Company, obtaining any consent or releases required to satisfy the condition set forth in Section 9.1(h); (iii) Reasonable Efforts to cause to be lifted or rescinded any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby; (iv) Reasonable Efforts to defend, and cooperation in defending, all lawsuits or other legal Proceedings challenging this Agreement or the consummation of the transactions contemplated hereby; and (v) the execution of any additional instruments necessary to consummate the transactions contemplated by this Agreement. If any required consent is not obtained at the time all other Closing conditions are satisfied (or waived by the party for whose benefit the condition exists), Buyer and Sellers or their Affiliate that is a party to the underlying agreement will enter into a “back-to-back” arrangement that provides Buyer substantially the same economic benefits and burdens as the underlying agreement. Notwithstanding anything to the contrary in this Agreement, neither Buyer nor any of its Affiliates (which for purposes of this sentence shall include the Company) shall be required, (i) to pay any fees or expenses on behalf of Sellers or the Company, (ii) to hold separate (including by trust or otherwise) or divest any of their respective businesses, product lines or assets, (iii) to agree to any limitation on the operation or conduct of their or the Company’s respective businesses or (iv) to waive any of the conditions set forth in Article IX of this Agreement.

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Section 8.4 Notice of Litigation. Until the Closing, (i) Buyer, upon learning of the same, will promptly notify the Company and Sellers of any Proceeding which is commenced or threatened against Buyer and which affects this Agreement or the transactions contemplated hereby and (ii) each Seller and the Company, upon learning of the same, will promptly notify Buyer of any Proceeding which is commenced or threatened against that Seller or the Company and which affects this Agreement or the transactions contemplated hereby and any Proceeding which is commenced or threatened against the Company and which would have been listed on Section 4.10 of the Disclosure Schedule if such Proceeding had arisen prior to the date of this Agreement.
Section 8.5 Notification of Certain Matters.
(a) Each Seller will give prompt notice to Buyer of: (i) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which is reasonably expected to cause any representation or warranty made by such Seller in Article III to be untrue or inaccurate at or prior to the Closing and (ii) any failure of such Seller to comply with or satisfy any covenant, condition, or agreement to be complied with or satisfied by such Seller hereunder prior to Closing. The Company will give prompt notice to Buyer of: (i) the occurrence or nonoccurrence of any event, including any Post-Signing Event, the occurrence or nonoccurrence of which the Company has Knowledge and which is reasonably expected to cause any representation or warranty contained in Article IV to be untrue or inaccurate at or prior to the Closing, and (ii) any failure of the Company to comply with or satisfy any covenant, condition, or agreement to be complied with or satisfied by the Company hereunder prior to Closing of which the Company has Knowledge. Buyer will give prompt notice to the Company of: (i) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which is reasonably expected to cause any representation or warranty contained in Article VI to be untrue or inaccurate at or prior to the Closing, and (ii) any failure of Buyer to comply with or satisfy any covenant, condition, or agreement to be complied with or satisfied by Buyer hereunder prior to Closing. If Buyer or any of its Affiliates obtains Knowledge of a breach by the Company or any Seller of a representation, warranty, covenant or agreement by the Company or any Seller contained in this Agreement, as promptly as practicable Buyer will notify the Company and Sellers of such breach; provided, however, that in no event shall the failure to provide such notice have any effect on the Parties’ respective obligations or rights to close or not close the transactions contemplated by this Agreement or the indemnification rights and obligations set forth in this Agreement. Prior to the Closing, the Company will use Reasonable Efforts to keep Buyer generally informed as to all material matters involving the current operations and business of the Company.

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(b) Sellers will modify or supplement the Disclosure Schedule after the date of this Agreement and before Closing promptly upon becoming aware of any fact, change, condition, circumstance or event that has caused or is reasonably likely to cause any representation or warranty in Article III or IV to become untrue or inaccurate in any material respect. However, the delivery of any notice or of any supplements or amendments to the Disclosure Schedule will not be deemed to: (i) modify the representations or warranties hereunder of the party delivering such notice as of the date of this Agreement, (ii) modify the conditions set forth in Article IX or (iii) limit or otherwise affect the remedies (if any) available under this Agreement to the party receiving such notice; provided, however, that if the Closing occurs and the Disclosure Schedule has been supplemented or amended to reflect a Post-Signing Event which did not arise out of a breach of a representation, warranty or covenant of Sellers or the Company set forth in this Agreement as of the date of this Agreement, for the purposes of determining Sellers’ indemnification obligations pursuant to Article XI, the amendment or supplement of the Disclosure Schedule regarding such Post-Signing Event will be deemed to be included in the Disclosure Schedule for purposes of determining whether or not any breach of the representations and warranties of the Company has occurred.
Section 8.6 Employee Matters.
(a) Conditioned upon Closing, Buyer shall make offers of employment to commence immediately after the Closing to those Employees identified as “Offered Employees” in Section 8.6(a) of the Disclosure Schedule (the “Offered Employees”) as promptly as reasonably practicable and in any event within thirty (30) days after the date of this Agreement and Buyer may make offers of employment to commence immediately after the Closing to those Employees identified as “Additional Employees” in Section 8.6(a) of the Disclosure Schedule (the “Additional Employees”) as promptly as reasonably practicable and in any event no later than thirty (30) days after the date of this Agreement. Buyer must provide the Offered Employees and Additional Employees at least five (5) days to accept the offers. Buyer shall notify Sellers in writing of the names of those Employees who: (i) received offers of employment, (ii) accepted the offers and (iii) rejected or failed to accept the offers, in each case no later than five (5) days after the expiration of the five-day period allowed to accept the offers. Each such Offered Employees and Additional Employees who (i) accepts such offer on or before the Closing Date, (ii) passes a background check and a drug screen to be conducted by Buyer in its sole discretion prior to Closing, and (iii) reports to work on the Closing Date (or, if any Employee is on an approved absence (including vacation or illness), following the conclusion of the approved absence) is hereinafter referred to as a “Transferred Employee.” Section 8.6(a) of the Disclosure Schedule shall be updated as changes occur to the information contained in such list to reflect new hires, terminations or other personnel changes occurring between the date hereof and the Closing Date.
(b) Buyer shall offer each Offered Employee and each Additional Employee to whom Buyer makes an offer in accordance with Section 8.6(a) base salary or wages (excluding bonus and incentive compensation opportunities) at an annual rate equal to the annual rate currently in effect for that Employee as of the Closing Date. All Transferred Employees shall be eligible to participate in Buyer’s employee benefit plans for similarly situated employees immediately after the Closing Date. If Buyer’s 401(k) plan (or other defined contribution plan) permits rollover contributions and participant loans, that plan shall accept rollovers from the Transferred Employees’ accounts in the Seller’s 401(k) Plan, including outstanding participant loans that are not in default on the date of transfer. Nothing in this Section 8.6 shall obligate Buyer to maintain any particular employee benefit plans.

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(c) Buyer shall recognize, and shall cause its employee benefit plans (having the same meaning as in Section 13.1 except that the plan is sponsored, maintained or contributed to by Buyer) to recognize, the service rendered by the Transferred Employees to Sellers, the Company and any of their Affiliates (and any of their predecessors) prior to the Closing Date for all purposes (except for benefit accruals under any benefit plan) under all compensation plans, programs, policies and arrangements (including severance plans) of Buyer from and after the Closing Date, to the same extent as such service was taken into account under the Seller’s corresponding plans covering the Employees for such purposes; provided, however, that nothing herein shall result in the duplication of any benefits; and provided, further, that with respect to accrual of vacation days, service shall be recognized to the extent permitted under Buyer’s existing vacation pay program or policy.
(d) Sellers and their Affiliates (other than the Company) shall retain (i) all liabilities, contingent or otherwise, with respect to the Employee Benefit Plans, (ii) all liabilities, contingent or otherwise, with respect to all employees and consultants of the Sellers or any of their Affiliates who are not Transferred Employees, and (iii) with respect to Transferred Employees, all liabilities, contingent or otherwise, attributable to the periods prior to the Closing.
(e) After the Closing the Transferred Employees shall be eligible to participate in Buyer’s severance plan in effect from time to time. If, within one year after the Closing Date, Buyer terminates any Transferred Employee under circumstances which would entitle such Transferred Employee to be paid under Buyer’s severance plan in effect as of the date of this Agreement, Buyer will pay to that Transferred Employee severance benefits in an amount calculated in accordance with Buyer’s severance plan in effect as of the date of this Agreement.
(f) If, within six (6) months after the Closing Date, Buyer hires as an employee any Offered Employee or Additional Employee who did not accept Buyer’s offer of employment pursuant to Section 8.6(a) (or, in the case of Additional Employees, who did not receive an offer of employment from Buyer), Buyer will pay to Sellers an amount equal to any severance benefits paid to such Employee by Sellers or their Affiliates.
(g) If any Offered Employee with an asterisk adjacent to his or her name in Section 8.6(a) of the Disclosure Schedule refuses Buyer’s offer of employment or does not accept his or her offer of employment prior to the Closing, Sellers shall terminate such Offered Employee as of the Closing Date, or, if such Offered Employee is providing transition service(s) pursuant to the Transition Services Agreement (and is not providing any other service(s) to Sellers or any of their Affiliates), as of the termination of such transition service(s), and shall not rehire or otherwise obtain the services of such Offered Employee for one year after the Closing Date.

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(h) Except as expressly provided in this Section 8.6, for a period of one year following the Closing Date, Buyer and its Affiliates will not solicit, raid, encourage, entice or induce, directly or indirectly, any employee (or person who was an employee within the previous three months) of Sellers or their Affiliates or any other person who is under contract with or rendering services to Sellers or their Affiliates in an employee-like capacity in the day-to-day business operations of Sellers or their Affiliates, or who provides services to Sellers or their Affiliates on an exclusive or substantially full-time basis, during such one-year period, to (i) terminate his or her employment by, or contractual relationship with, Sellers or their Affiliates, (ii) refrain from extending or renewing the same (upon the same or new terms), (iii) refrain from rendering services to or for Sellers or their Affiliates, (iv) become employed by or to enter into contractual relations with any persons other than Sellers or their Affiliates, or (v) enter into an employment or contractual relationship with a competitor of Sellers or their Affiliates; provided that the foregoing shall not prohibit solicitations through advertisements and other customary employment marketing practices which are not targeted to any employees of Sellers or their Affiliates. For a period of one year following the Closing Date, none of Sellers, or any of their Affiliates shall solicit, raid, encourage, entice or induce, directly or indirectly, any Transferred Employee, to (i) terminate his or her employment with Buyer or any of its Affiliates, (ii) refrain from extending or renewing the same (upon the same or new terms), (iii) refrain from rendering services to or for Buyer or any of its Affiliates, (iv) become employed by or to enter into contractual relations with any persons other than Buyer or any of its Affiliates, or (v) enter into an employment or contractual relationship with a competitor of Buyer or any of its Affiliates; provided that the foregoing shall not prohibit solicitations through advertisements and other customary employment marketing practices which are not targeted to any Transferred Employees.
(i) For purposes of each Buyer’s employee benefit plan providing medical, dental, pharmaceutical and/or vision benefits to any Transferred Employee, Buyer shall cause all pre-existing condition exclusions and actively-at-work requirements of such plan to be waived for such Transferred Employee and his or her covered dependents. Buyer shall give effect, in determining any co-payments, coinsurance, deductible and maximum out-of-pocket limitations, to claims incurred and amounts paid by, amounts reimbursed to, and deductibles satisfied by the Transferred Employees for the calendar year in which the Closing Date occurs under any group health and welfare benefit plans maintained or contributed to by Sellers for their benefit immediately prior to the Closing Date.
(j) On or prior to the Closing Date, Sellers shall pay, to the extent and in a manner permitted under Section 409A of the Code, all accrued but unused vacation days and personal days of the Employees who are to become Transferred Employees as of the Closing Date, reduced by any obligation owed to Sellers by such Transferred Employee.
(k) Sellers shall be responsible for discharging all obligations under the Worker Adjustment and Retraining Notification Act (29 U.S.C. § 2101, et seq.) (“WARN Act”) and similar applicable local laws for the notification of Offered Employees and Additional Employees of any “employment loss” within the meaning of the WARN Act and similar applicable local law which occurs prior to the Closing Date. Buyer acknowledges that it has not informed Sellers of any planned or contemplated decisions or actions by Buyer that would require the service of notice under the WARN Act. Buyer agrees that it will not take, or omit to take, any action that causes the notice provisions of the WARN Act to be applicable to the transactions contemplated by this Agreement; provided that Sellers will provide Buyer at Closing with a list of employees assigned to the Treating Assets who have been terminated or notified of their termination during the ninety (90)-day period ending on the Closing Date.

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(l) With respect to the Employees who become Transferred Employees (and their eligible dependents), (i) Sellers shall be responsible for satisfying obligations to provide COBRA continuation coverage with respect to any “qualifying event” occurring on or prior to the Closing Date and (ii) Buyer shall be responsible for satisfying obligations to provide COBRA continuation coverage with respect to any “qualifying event” which occurs after the Closing Date; provided that Sellers shall be responsible for satisfying the obligations to provide COBRA continuation coverage (at the Employee’s expense) to any Employees other than the Transferred Employees with respect to any “qualifying event” which occurs prior to, on or after the Closing Date. Buyer shall not, without Sellers’ written consent, pay or offer to pay any COBRA premium for any of the Transferred Employees (or other qualified beneficiaries whose coverage is based on a relationship to the Transferred Employee) who would be eligible for healthcare continuation under Sellers’ health benefit plan.
Section 8.7 Taxes.
(a) Sellers acknowledge that the Company is a disregarded entity for federal Tax purposes. Accordingly, Buyer and Sellers intend that the sale of the Interests will be treated for federal Tax purposes as a taxable sale of the Company’s assets (including the Assigned Assets) for the Adjusted Purchase Price and the assumption of liabilities of the Company. Sellers will be responsible, and agree to hold harmless and indemnify Buyer, for any and all sales, transfer, recordation or similar Taxes payable by virtue of the assignment of the Assigned Assets. Buyer will be responsible, and agrees to hold harmless and indemnify Sellers, for any and all Taxes of the Company (and those attributable to the Assigned Assets) for all Post-Closing Straddle Periods and for all tax periods beginning at or after the Effective Time. Each of Buyer, on the one hand, and Sellers, on the other hand, will be responsible, and agree to hold harmless and indemnify Buyer or Sellers, as applicable, for 50% of the sales, transfer, recordation or similar Taxes payable by virtue of this transaction. Buyer and Sellers agree not to take any position with respect to Taxes inconsistent with the intended tax treatment of this transaction and the provisions of this Section 8.7.
(b) Sellers will prepare and timely file, or cause to be prepared and timely filed, all Tax Returns of the Company that are required to be filed after the Effective Time with respect to any Pre-Closing Tax Period (the “Pre-Closing Returns”). Sellers will pay or cause to be paid all Taxes imposed on the Company shown as due and owing on such Pre-Closing Returns and any amendments to such Tax Returns, except to the extent any such Taxes are taken into account in determining the Adjusted Purchase Price pursuant to Section 1.3. Sellers will prepare or cause to be prepared the respective Pre-Closing Returns consistently with the most recent customs and practices of the Company, unless otherwise required by Applicable Law. The disclosures of matters on Section 4.12 of the Disclosure Schedule shall not have any effect on Sellers’ obligations pursuant to this Section 8.7.

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(c) Buyer will prepare or cause to be prepared any Tax Return covering a Straddle Period that is required to be filed after the Effective Time with respect to the Company (the “Straddle Period Returns”) consistent with the most recent customs and practices of the Company (or its Affiliate, as applicable), unless otherwise required by Applicable Law. Within a reasonable period of time prior to the due date (including extensions) of any Straddle Period Return, Buyer will furnish a copy of such Straddle Period Return to Sellers, together with a request for Sellers’ payment to Buyer of the amount of Taxes attributable to the Pre-Closing Straddle Period and reasonable supporting documentation. If Sellers have no objections to the content of the Straddle Period Return, Sellers will pay Buyer the amount requested. Buyer will thereafter pay such amount to the Governmental Entity to which the Taxes are owed and provide reasonable documentation to Sellers confirming such payments within ten days of the dates of such payments. Sellers will notify Buyer in writing of the existence of any comments or objections (specifying in reasonable detail the nature and basis of such comments or objections) of Sellers to any items set forth on the draft Straddle Period Return for the Company (a “Tax Dispute Notice”). Buyer and Sellers will consult and resolve in good faith any such objection. If Buyer and Sellers, notwithstanding such good faith effort, fail to resolve the dispute within 30 days after the Tax Dispute Notice was delivered to Buyer, then Sellers and Buyer will submit such dispute to the Referral Firm. The resolution of the Referral Firm will be binding on Sellers and Buyer, and will be final and non-appealable. Sellers will bear 50%, and Buyer will bear 50%, of the fees and expenses of the Referral Firm. Notwithstanding the foregoing, the terms and provisions of this Section 8.7(c) will not prohibit Buyer from timely filing the Straddle Period Returns, but Buyer will file, or cause to be filed, an amended Straddle Period Return to the extent necessary to reflect the applicable parties’ agreed resolution of the objections contained in the Tax Dispute Notice or the determination of the Referral Firm after the original filing due date.
(d) For purposes of allocating Taxes of the Company between that portion of the Straddle Period ending prior to the Effective Time (the “Pre-Closing Straddle Period”) and that portion of the Straddle Period beginning at the Effective Time (the “Post-Closing Straddle Period”), the portion of such Taxes related to the Pre-Closing Straddle Period will be deemed to be: (i) in the case of Taxes (other than income Taxes, franchise and margin Taxes, Taxes measured in whole or in part by reference to gross revenues or receipts, income, excise, employment, withholding, gross receipts and other similar Taxes and sales and use Taxes), equal to the amount of such Taxes for the entire Straddle Period multiplied by a fraction the numerator of which is the number of days during the Straddle Period that are in the Pre-Closing Straddle Period and the denominator of which is the number of days in the Straddle Period, provided that Sellers will not be required to pay any Taxes to the extent such Taxes were taken into account in determining the Adjusted Purchase Price pursuant to Section 1.3; and (ii) in the case of income Taxes, franchise and margin Taxes, Taxes measured in whole or in part by reference to gross revenues or receipts, income, excise, employment, gross receipts and other similar Taxes and sales and use Taxes will be allocated between the Pre-Closing Straddle Period and the Post-Closing Straddle Period as though the taxable year of the Company terminated based on interim closing of the books as of the Effective Time, and based on accounting methods, elections and conventions that do not have the effect of distorting income and expenses. All determinations necessary to give effect to the foregoing allocations will be made in a manner consistent with the past practice of the Company with respect to such items, unless otherwise required by Applicable Law.

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(e) Buyer will notify each Seller promptly after receipt by Buyer or any Affiliate of Buyer of written notice of any inquiries, claims, assessments, audits or similar events with respect to Taxes relating to a Pre-Closing Tax Period or Straddle Period for which a Seller may be liable under this Agreement (any such inquiry, claim, assessment, audit or similar event, a “Tax Matter”). Sellers, at their own expense, will have the exclusive authority to represent the interests of the Company for any Pre-Closing Tax Period with respect to any Tax Matter before the IRS or any other Governmental Entity involving the Company and will have the sole right to control the defense, compromise or other resolution of such Tax Matters, including responding to inquiries, filing Tax Returns and settling audits. Buyer will execute or cause to be executed powers of attorney or other documents necessary to enable Sellers to take all actions desired by Sellers with respect to such Tax Matter. Sellers may in their sole discretion pursue or forego any and all administrative appeals, proceedings, hearings and conferences with any Governmental Entity with respect to such Tax Matter, and may initiate any claim for refund, file any amended return, or take any other action which is deemed appropriate by Sellers with respect to such Tax Matter. Notwithstanding the foregoing, Sellers and Buyer will jointly control all proceedings in connection with any Tax Claim relating solely to Taxes for a Straddle Period, and will equally bear and pay costs and expenses related to such proceedings. No party will settle a Tax Matter relating solely to Taxes of the Company for a Straddle Period without the other party’s prior written consent (which consent may not be unreasonably withheld, conditioned or delayed; and which consent will be considered to be unreasonably withheld if such settlement has no adverse effect on the other party).
(f) Buyer and its Affiliates (including after the Closing, the Company), on the one hand, and Sellers, on the other hand, will cooperate with each other in contesting any Tax Matter, which cooperation will include, without limitation, the retention and, at the contesting party’s request and expense, the provision of records and information which are reasonably relevant to such Tax Matter, and making employees available on a mutually convenient basis to provide additional information or explanation of any material provided hereunder or to testify at proceedings relating to such Tax Matter.
(g) Buyer will not file or cause to be filed any amended Tax Returns covering any period or adjusting any Taxes for a period which includes any Pre-Closing Tax Period or a Straddle Period without the prior written consent of Sellers, which may be withheld in Sellers’ sole discretion.
(h) Any refund or credits of Taxes paid or payable that are attributable to the Company for any Pre-Closing Tax Period or any Pre-Closing Straddle Period will be for the account of Sellers, except that any refund or credit to the extent taken into account in determining the Adjusted Purchase Price pursuant to the Final Settlement Statement shall be retained by Buyer. Any refunds or credits of Taxes paid or payable that are attributable to the Company for any other taxable period will be for the account of Buyer. Buyer, if Sellers so reasonably request and at Sellers’ expense, will cause the Company to file for and obtain any refunds or credits to which Sellers are entitled. Buyer will cause the Company to forward to Sellers any such refund within ten (10) days after the refund is received (or reimburse Sellers for any such credit within (10) days after the credit is applied against another Tax liability); provided, however, that Sellers will indemnify Buyer for any amount paid pursuant to this Section 8.7(h) if any such refund or credit is subsequently disallowed.

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(i) The Adjusted Purchase Price (together with the liabilities of the Company assumed by Buyer) will be allocated among the Company’s assets (including the Assigned Assets) in accordance with Section 1060 of the Code and the Treasury regulations thereunder (and any similar provision of state or local law, as appropriate) (the “Allocation”). Buyer will provide a proposed Allocation to Sellers in writing at least 15 days prior to Closing, and thereafter Buyer and Sellers will act in good faith and reasonably cooperate with each other for not less than 45 days after the Closing to agree on the final Allocation. If the parties are unable to agree upon the final Allocation prior to the date 45 days after Closing, Sellers and Buyer shall submitted any disputed items to the Referral Firm for resolution, and the determination of such disputed items by the Referral Firm shall be final and binding upon both parties. Sellers will bear 50%, and Buyer will bear 50%, of the fees and expenses of the Referral Firm. If said Allocation is agreed upon by the parties or resolved by the Referral Firm, Sellers and Buyer will report the transactions contemplated hereby on all Tax Returns, including, but not limited to Form 8594, in a manner consistent with the Allocation as adjusted to properly reflect the Post-Closing Adjusted Purchase Price. If, contrary to the intent of Sellers and Buyers as expressed in this Section 8.7, any Taxing authority makes or proposes an allocation different from the Allocation determined under this Section 8.7, Sellers and Buyer will cooperate with each other in good faith to contest such Taxing authority’s allocation (or proposed allocation); provided, however, that, after consultation with the party (or parties) adversely affected by such allocation (or proposed allocation), the other party (or parties) hereto may file such protective claims or Tax Returns as may be reasonably required to protect its (or their) interests.
(j) Sellers and Buyer agree to furnish to each other at Closing or as soon thereafter as practicable any and all information and documents reasonably required to comply with Tax and financial reporting requirements and audits.
(k) Sellers will be jointly and severally liable for, and shall indemnify and hold Buyer Indemnitees harmless against, any and all (i) Damages resulting from, asserted against, relating to, imposed upon, or incurred by Buyer Indemnitees, directly or indirectly, by reason of or resulting from, any breach of (A) the representations and warranties contained in Section 4.12 or (B) any covenant or agreement of Sellers with respect to Taxes contained in this Agreement, (ii) Taxes that are imposed on the Company and/or its assets and businesses and Taxes that are attributable to the ownership or operation of the Treating Assets and the Assigned Assets, in each case to the extent such Taxes are attributable to the operations of such businesses or the ownership of such assets during any taxable year ending prior to the Effective Time, except for those Taxes that are included in the Adjusted Purchase Price pursuant to the Final Settlement Statement, and (iii) Taxes that are imposed on the Company and/or its assets and businesses, and Taxes which are attributable to the ownership or operation of the Treating Assets and the Assigned Assets, in each case to the extent such Taxes are attributable to the operations of such businesses or the ownership of such assets during the portion of any Straddle Period ending prior to the Effective Time (determined in the manner specified in Section 8.7(d)), except for those Taxes that are included in the Adjusted Purchase Price pursuant to the Final Settlement Statement.
(l) To the extent the ad valorem, property or similar Taxes taken into account in determining the Post-Closing Adjusted Purchase Price exceed the actual amount of said Taxes payable for the Pre-Closing Straddle Period, Buyer will cause the Company to pay said excess amount to Sellers within ten (10) days after the actual amount of said Taxes allocable to the Pre-Closing Straddle Period is determined. To the extent the ad valorem, property or similar Taxes taken into account in determining the Post-Closing Adjusted Purchase Price are less than the actual amount of said Taxes payable for the Pre-Closing Straddle Period, Sellers will pay the amount of the shortfall to Buyer within ten (10) days after the actual amount of said Taxes allocable to the Pre-Closing Straddle Period is determined.

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(m) Notwithstanding anything to the contrary herein, this Section 8.7 shall be the exclusive source of indemnification with respect to Tax matters. Without limiting the generality of the foregoing, other than Sections 11.1(a), 11.7(c) and (d), and 11.9, Article XI of this Agreement shall not apply in respect of Tax matters, and the indemnification provided by this Section 8.7 shall not be subject to the limitations on indemnification set forth in Section 11.7(a) and (b). The indemnification obligations set forth in this Section 8.7 shall survive until ninety (90) days after the expiration of the applicable statutes of limitations.
Section 8.8 Fees and Expenses. All fees and expenses incurred in connection with this Agreement by Sellers and the Company will be borne by and paid by Sellers. All amounts due and owing Goldman, Sachs & Co. by the Company in respect of the transactions hereunder will be borne by and paid by Sellers. All expenses incurred in connection with this Agreement by Buyer will be borne by and paid by Buyer, regardless of whether or not the transactions contemplated hereby are consummated.
Section 8.9 Public Announcements. Buyer and Sellers have agreed to the form of press releases to be issued upon the execution of this Agreement. If Buyer or Sellers desire to issue any additional press release or make any statement to the public generally with respect to this Agreement or the transactions contemplated hereby that contains material information that was not contained in any previous press release or public statement that was agreed to or consented to by the other party, the party desiring to issue a release or make a statement will obtain the prior consent of the other party (except as otherwise provided in this Section 8.9). If Buyer or Sellers request consent to issue a press release or make a public statement, the party receiving the request will not unreasonably withhold or delay the consent, if the consent is given verbally, the consenting party will confirm it in writing within one Business Day after verbally consenting. Regardless of the foregoing, however, any party to this Agreement may make any public disclosure it believes in good faith is required by Applicable Law, the rules of any exchange upon which its securities are publicly traded, or any listing or trading agreement concerning its publicly traded securities (in which case, if Buyer is the disclosing party, it will advise Sellers, and if any Seller or the Company is the disclosing party, Sellers will advise Buyer, in each instance before making the disclosure and will provide the other, to the extent practicable, with a reasonable opportunity to comment on such proposed disclosures).
Section 8.10 Books and Records. At or as soon as reasonably practicable after Closing, Sellers will deliver to Buyer all records of the Company that are in Sellers’ control, including original minute books and other corporate books and records and accounts, policies of insurance, real property, equipment, materials and service contracts, Permits, and all regulatory, environmental, tariff, financial, audit, and Tax data, records, reports, returns, filings, notices, correspondence, memoranda, and other information (in physical or digital form), including all documents supporting such reports, returns, filings, correspondence and memoranda, but exclusive of any Sales Information; provided that those books and records will not include historical financial and Tax information that is reported by Sellers or an Affiliate other than the Company. Buyer will preserve all records so delivered by Sellers for a period of six years following the Closing and will allow each Seller reasonable access to such records at all reasonable times for a purpose reasonably related to (i) such Seller’s ownership of an Interest in the Company or (ii) the performance by it of its obligations, and the enforcement by it of its rights, hereunder. If Buyer desires to dispose of any such records prior to the expiration of the six-year period referenced above, Buyer will provide notice of same to Sellers, and Sellers will have a period of 10 days to deliver written notice to Buyer that Sellers elect to have such records delivered to them (at the expense of Sellers). If Sellers fail to deliver such notice within the 10-day period referenced above, Buyer may dispose of the subject records.

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Section 8.11 Rights to Name. Immediately prior to the Closing, the Company will transfer and assign, without warranty of title and for no consideration whatsoever, all right, title and interest to the name “Crosstex” and the Crosstex Marks to Crosstex Energy.
Section 8.12 Removal of Crosstex Marks. Within 120 days after the Closing, Buyer must not use, and must remove or cover, any and all names, marks and logos constituting the Crosstex Marks.
Section 8.13 Amendment to the Company’s Certificates. Within five Business Days after the Closing, Buyer agrees to file an amendment to the Company’s certificate of limited partnership, assumed name certificate and other Governing Documents, in a form reasonably acceptable to Sellers that provides for a change in the name of the Company, which name does not contain the word “Crosstex” or any derivative thereof.
Section 8.14 Excluded Assets. After the date hereof and at least one (1) Business Day prior to Closing, the Company will convey, transfer and assign the assets and properties described in Section 8.14 of the Disclosure Schedule (the “Excluded Assets”) to a Seller, an Affiliate or Affiliates of Sellers or a third party. Such conveyance, transfer and assignment will be (i) for no consideration whatsoever, save and except for the assumption by the assignee of all liabilities attributable to the Excluded Assets, whether arising before, on or after the date of assignment, and (ii) on an “as is, where is” basis without any representations and warranties by the Company, including any warranty of title, fitness for purpose, or merchantability. Buyer acknowledges that the Excluded Assets are not included in the Treating Assets or the property, assets or liabilities of the Company to be indirectly acquired by Buyer as a result of the transactions contemplated hereby or otherwise.
Section 8.15 Assigned Assets. Section 8.15 of the Disclosure Schedule describes certain assets (the “Assigned Assets”) that are currently used in the operation of the Treating Assets, but that are owned by Affiliates of the Company. Immediately prior to, and contingent upon, Closing, the Company will cause the Assigned Assets to be transferred to the Company. Upon that assignment, the Assigned Assets will be Treating Assets and will, from and after the assignment (including immediately prior to the Closing), be subject to the Company’s representations and warranties set forth in Article IV of this Agreement. Such conveyance, transfer and assignment will be (i) for no consideration whatsoever, save and except for the assumption by the assignee of all liabilities attributable or relating directly or indirectly to the Assigned Assets, whether arising before, on or after the date of assignment, and (ii) on an “as is, where is” basis without any representations and warranties by any Affiliate of the Company, including any warranty of title, fitness for purpose, or merchantability, in each case, except for the representations and warranties set forth in Article IV of this Agreement, which shall be applied to the Assigned Assets.

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Section 8.16 HSR Filing. If compliance with the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), is required in connection with the transactions contemplated under this Agreement, as promptly as practicable and in any event not more than ten Business Days following the date on which the parties to this Agreement have executed this Agreement, Sellers and Buyer will file with the Federal Trade Commission and the Department of Justice, as applicable, the required notification and report forms and will as promptly as practicable furnish any supplemental information which may be requested in connection therewith. Sellers and Buyer will request expedited treatment (i.e., early termination of the waiting period) of such filing. Buyer and Sellers will use commercially reasonable efforts to: (a) make or modify all other filings and submissions on a prompt and timely basis in connection with the filings required by this Section 8.16, and (b) resolve any objection asserted by any Governmental Entity to the transactions contemplated by this Agreement. Each Seller and Buyer will bear their own costs and expenses relating to the compliance with this Section. Notwithstanding anything to the contrary in this Agreement, neither Buyer nor any of its Affiliates (which for purposes of clauses (iii) and (iv) of this sentence shall include the Company) shall be required, in connection with the matters covered by this Section 8.16, (i) to commence or defend any litigation, (ii) to hold separate (including by trust or otherwise) or divest any of their respective businesses, product lines or assets, (iii) to agree to any limitation on the operation or conduct of their or the Company’s respective businesses or (iv) to waive any of the conditions set forth in Article IX of this Agreement.
Section 8.17 Affiliate Arrangements. Except for the agreements and arrangements listed in Section 8.17 of the Disclosure Schedule, which agreements and arrangements will continue after the Closing in accordance with their terms as in effect on the date of this Agreement, all agreements and arrangements between and among the Company, on the one hand, and Sellers and their Affiliates (other than the Company), on the other hand, and all liabilities and obligations between and among the Company, on the one hand, and Sellers and their Affiliates (other than the Company), on the other hand, will automatically terminate in their entirety effective as of immediately prior to the Closing without any further actions by the parties and thereby be deemed voided, cancelled and discharged in their entirety. Without limiting the generality of the foregoing, except with respect to the agreements and arrangements listed in Section 8.17 of the Disclosure Schedule effective immediately prior to the Closing, all intercompany accounts between and among the Company, on the one hand, and Sellers and their Affiliates (other than the Company), on the other hand, that then remain outstanding will be terminated, voided, cancelled and discharged.
Section 8.18 Certain Consents by Sellers. Each Seller, individually, and Crosstex GP as the general partner of the Company, hereby consents to the sale of the Interests by each other Seller on the terms and conditions set forth in this Agreement for all purposes, including but not limited to, pursuant to the Company’s Governing Documents, as amended through the date hereof.

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Section 8.19 Company and Buyer Release. Effective on and as of the Closing, the Company and Buyer, for itself and its Affiliates and its and their respective successor and assigns, hereby unconditionally and irrevocably release, waive and forever discharge each Seller and their respective Affiliates and their respective agents, employees, representatives, officers, directors, managers, past and present, and the heirs, successors and assigns of all of the foregoing (collectively, the “Seller Released Parties”), from any and all agreements, arrangements, debts, liabilities, claims, demands, losses, actions and causes of action, suits, judgments and controversies of any kind whatsoever (whether known or unknown, contingent or fixed, accrued or unaccrued) in connection with or otherwise related to the Company or its business (other than claims by Buyer for indemnification which Buyer is entitled to make pursuant to Article XI or for any liabilities or obligations of Sellers under this Agreement or for any agreements or arrangements that this Agreement expressly provides will continue after Closing) (collectively, the “Seller Released Claims”) that Buyer, the Company or their Affiliates have or claims to have now or arising in the future out of events or circumstances accruing on or before the Closing Date against any or all of Seller Released Parties; provided, however, that nothing in this Section 8.19 shall limit the ability of the Buyer, the Company or their Affiliates to defend a claim brought by a third party by taking the position that such claim should be against one or more Seller Released Parties rather than Buyer, the Company or their Affiliates. Buyer further agrees not to file or bring any claim, suit, action, complaint or arbitration with respect to any Seller Released Claim and Buyer agrees to indemnify, defend and hold harmless the Seller Released Parties from any Seller Released Claims brought by the Company, Buyer, Buyer’s Affiliates or any of their respective directors, officers, employees, agents, consultants or representatives.
Section 8.20 Sellers Release. Effective on and as of the Closing, each of the Sellers, for itself and its Affiliates and its and their respective successor and assigns, hereby unconditionally and irrevocably release, waive and forever discharge Buyer and the Company and their respective Affiliates and their respective agents, employees, representatives, officers, directors, managers, past and present, and the heirs, successors and assigns of all of the foregoing (collectively, the “Buyer Released Parties”), from any and all agreements, arrangements, debts, liabilities, claims, demands, losses, actions and causes of action, suits, judgments and controversies of any kind whatsoever (whether known or unknown, contingent or fixed, accrued or unaccrued) in connection with or otherwise related to the Company or its business (other than claims by Sellers for indemnification which Sellers are entitled to make pursuant to Article XI or for any liabilities or obligations of Buyer under this Agreement or for any agreements or arrangements that this Agreement expressly provides will continue after Closing) (collectively, the “Buyer Released Claims”) that any Seller has or claims to have now or arising in the future out of events or circumstances accruing on or before the Closing Date against any or all of Buyer Released Parties; provided, however, that nothing in this Section 8.20 shall limit the ability of Sellers or their Affiliates to defend a claim brought by a third party by taking the position that such claim should be against one or more Buyer Released Parties rather than Sellers or their Affiliates. Each Seller further agrees not to file or bring any claim, suit, action, complaint or arbitration with respect to any Buyer Released Claim and each Seller agrees to indemnify, defend and hold harmless the Buyer Released Parties from any Buyer Released Claims brought by either Seller, Sellers’ Affiliates or any of their respective directors, officers, employees, agents, consultants or representatives.

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Section 8.21 Non-Competition; Confidentiality.
(a) For a period of two years from and after the Closing Date, Sellers will not, and will cause their Affiliates not to, directly or indirectly, own, manage, engage in, operate, control or participate in the ownership, management, operation or control of, any business, whether in corporate, proprietorship or partnership form or otherwise, that offers natural gas treating services (a “Restricted Business”); provided, however, that the “Restricted Business” does not include and the restrictions contained in this Section 8.21(a) will not restrict: (i) Sellers or their Affiliates from providing natural gas treating services that are incidental to, and provided to a customer together with and on the same Pipeline System as, any transportation, gathering, storage, processing or fractionation service (or any combination of two or more of such services) provided by Sellers or any of their Affiliates (A) if such natural gas treating services are or may be required to be provided to a customer by Sellers or any of their Affiliates (other than the Company) under any contract, agreement or other arrangement in effect as of the date of this Agreement (or any renewal of extension thereof) between Sellers or any of their Affiliates and the customer, or (B) if the portion of the revenue derived by Sellers and their Affiliates from all such incidental natural gas treating services is not more than 30% of the total revenue generated from all services provided by Sellers and their Affiliates using such particular Pipeline System; (ii) Sellers or their Affiliates from selling, from time to time, any natural gas treating plants or JT plants that constitute obsolete equipment or excess inventory; (iii) the acquisition, directly or indirectly (including by purchase, exchange, joint venture, merger or otherwise) of a Restricted Business so long as the amount of the consideration in that acquisition that is allocated to natural gas treating plants and JT plants is no more than 10% of the aggregate consideration in the overall transaction; (iv) any acquisition of Seller or any of its Affiliates by, or any merger, reorganization or consolidation by Seller or any of its Affiliates with, any Person that is not an Affiliate of any Seller on the Closing Date and which, directly or indirectly, engages in a Restricted Business; or (v) the acquisition by Sellers or any of their Affiliates, directly or indirectly, of less than 10% of the outstanding capital stock of any publicly traded company engaged in a Restricted Business. “Pipeline System” means a system of physically interconnected natural gas gathering, transportation, storage, processing, treating and/or fractionation facilities owned by Sellers and/or any of their Affiliates.
(b) For a period of two (2) years from and after the Closing Date, each Seller will not, and each Seller will cause their directors, officers, employees and Affiliates not to, directly or indirectly, (i) disclose, reveal, divulge or communicate to any Person, any Confidential Information (as defined below) other than: (x) to authorized officers, directors, consultants, employees and advisors of Seller and Affiliates that have a reasonable need to know and that agree to maintain the confidentiality of Confidential Information in accordance with this Agreement and (y) as reasonably required, to exercise any rights or obligations or in connection with any dispute under this Agreement or (ii) use or otherwise exploit any Confidential Information for its own benefit or for the benefit of anyone other than Buyer. Seller, their directors, officers, employees and Affiliates will not have any obligation to keep confidential any Confidential Information if and to the extent disclosure thereof is specifically required by Applicable Law; provided, however, that in the event disclosure is required by Applicable Law, Sellers will, to the extent reasonably possible, provide Buyer with prompt notice of such requirement prior to making any disclosure so that Buyer may seek an appropriate protective order. For purposes of this Section 8.21(c), “Confidential Information” shall mean any confidential information that applies primarily to the Company or any Assigned Assets, including, to the extent applicable, customers, customer lists, products, prices, fees, costs, trade secrets, plans, suppliers, competitors, markets or other specialized information or proprietary matters. “Confidential Information” does not include, and there shall be no obligation hereunder with respect to, information that (i) is generally available to the public on the Closing Date or (ii) becomes generally available to the public or a Seller, their directors, officers, employees or Affiliates other than as a result of a disclosure not otherwise permissible under this Agreement.

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(c) The covenants and undertakings contained in this Section 8.21 relate to matters which are of a special, unique and extraordinary character and a violation of any of the terms of this Section 8.21 will cause irreparable injury to Buyer, the amount of which will be impossible to estimate or determine and which cannot be adequately compensated. Accordingly, the remedy at law for any breach of this Section 8.21 will be inadequate. Therefore, Buyer will be entitled to a temporary and permanent injunction, restraining order or other equitable relief from any court of competent jurisdiction in the event of any breach of this Section 8.21 without the necessity of proving actual damage. The rights and remedies provided by this Section 8.21 are cumulative and in addition to any other rights and remedies which Buyer may have hereunder or at law or in equity.
(d) The parties hereto agree that, if any court of competent jurisdiction determines that a specified time period, a specified geographical area, a specified business limitation or any other relevant feature of this Section 8.21 is unreasonable, arbitrary or against public policy, then a lesser period of time, geographical area, business limitation or other relevant feature which is determined by such court to be reasonable, not arbitrary and not against public policy may be enforced against the applicable party.
Section 8.22 Reports. Sellers (a) shall promptly submit, or cause to be submitted, in the name of Crosstex Treating Services, L.P. the outstanding reports for years 2007 and 2008 described in item 6 of Section 4.14 of the Disclosure Schedule and (b) shall pay in full any and all costs, penalties or fines associated with, or attributable to, the matter set forth in item 6 of Section 4.14 of the Disclosure Schedule.
ARTICLE IX
CONDITIONS TO OBLIGATIONS OF THE PARTIES
Section 9.1 Conditions to Obligations of Sellers and the Company. The obligations of Sellers and the Company to consummate the transactions contemplated by this Agreement are subject to the fulfillment on or prior to the Closing Date (and, if fulfilled prior to the Closing Date, that condition must remain fulfilled on the Closing Date) of each of the following conditions:
(a) As of the Closing Date, each of the representations and warranties of Buyer contained in this Agreement is true and correct in all material respects (other than those representations and warranties of Buyer (x) that are qualified as to materiality or (y) set forth in Section 6.2 (Power and Authority), which will be true and correct in all respects), except: (i) as affected by transactions specifically permitted by this Agreement, and (ii) to the extent that any such representation or warranty is made as of a specified date, in which case such representation or warranty will have been true and correct in all material respects as of such specified date.

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(b) Buyer has performed and complied, in all material respects, with all covenants and agreements required by this Agreement to be performed or complied with by it on or prior to the Closing Date.
(c) Sellers and the Company have received a certificate executed by a duly authorized officer of Buyer dated the Closing Date, certifying that the conditions set forth in Section 9.1(a) and 9.1(b) have been satisfied.
(d) On the Closing Date, no Proceeding (excluding any Proceeding initiated by any Seller or the Company or any of their Affiliates) is pending or threatened seeking to restrain, prohibit, or obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated by this Agreement.
(e) No order, writ, injunction or decree of any court or any Governmental Entity of competent jurisdiction has been entered and remains in effect, and no statute, rule, regulation or other requirement has been promulgated or enacted and is in effect that on a temporary or permanent basis restrains, enjoins or invalidates the transactions contemplated by this Agreement.
(f) Sellers and the Company have received from Buyer or any other party all other agreements, instruments, documents and payments that are required by the terms of this Agreement to be executed or delivered to Sellers or the Company, prior to or in connection with the Closing, including those described in Section 2.2(b).
(g) The consummation of the transactions contemplated under the terms of this Agreement is not prevented from occurring by (and the required waiting period, if any, has expired or terminated under) the HSR Act and the rules and regulations of the Federal Trade Commission and the Department of Justice.
(h) Sellers have obtained the agreement of the lender or lenders under the Credit Facilities to release, upon the funding of the Adjusted Purchase Price, its Lien on the Interests, the Treating Assets and the Assigned Assets and the Company’s guaranty under the Credit Facilities.
Section 9.2 Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement will be subject to the fulfillment on or prior to the Closing Date (and, if fulfilled prior to the Closing Date, that condition must remain fulfilled on the Closing Date) of each of the following conditions:
(a) As of the Closing Date, each of the representations and warranties of Sellers contained in Article III is true and correct in all material respects (other than those representations and warranties of Seller(x) that are qualified by materiality or Material Adverse Effect or (y) set forth in (1) Section 3.1 (Title to Interests) or (2) Section 3.3 (Authority), which, in each case, will be true and correct in all respects), except (i) as affected by transactions specifically permitted by this Agreement, (ii) to the extent that any such representation or warranty is made as of a specified date, in which case such representation or warranty will have been true and correct as of such specified date, and (iii) with respect to the termination of any Company Contract by a counterparty in accordance with its termination rights under that Company Contract other than due to the default of the Company.

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(b) As of the Closing Date, each of the representations and warranties of the Company contained in Article IV is true and correct in all material respects ((other than those representations and warranties (x) that are qualified by materiality or Material Adverse Effect or (y) set forth in (1) the first sentence of Section 4.1 (Organization), (2) Section 4.3 (Capital Structure), (3) the first and last sentences of Section 4.4 (Power and Authority), (4) Section 4.8 (Subsidiaries), (5) the first sentence of Section 4.9 (Indebtedness) or (6) Section 4.21 (Brokers), which, in each case, will be true and correct in all respects), except (i) as affected by transactions specifically permitted by this Agreement, and (ii) to the extent that any such representation or warranty is made as of a specified date, in which case such representation or warranty will have been true and correct in all material respects as of such specified date.
(c) Sellers and the Company have performed and complied, in all material respects, with all covenants and agreements required by this Agreement to be performed or complied with by them on or prior to the Closing Date.
(d) Buyer has received (i) a certificate by a duly authorized officer of each Seller dated the Closing Date, certifying, as to that Seller only, that the conditions described in Section 9.2(a) have been satisfied, and (ii) a certificate executed by a duly authorized officer of the Company dated the Closing Date, certifying, as to the Company only, that the conditions described in Section 9.2(b) and Section 9.2(c) have been satisfied.
(e) On the Closing Date, no Proceeding (excluding any Proceeding initiated by Buyer or any of its Affiliates) is pending or threatened seeking to restrain, prohibit, or obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated by this Agreement.
(f) Sellers have obtained the agreement of the lender or lenders under the Credit Facilities to release, upon the funding of the Adjusted Purchase Price, its Lien on the Interests, the Treating Assets and the Assigned Assets and the Company’s guarantee under the Credit Facilities.
(g) No order, writ, injunction or decree will have been entered and be in effect by any court or any Governmental Entity of competent jurisdiction, and no statute, rule, regulation or other requirement will have been promulgated or enacted and be in effect, that on a temporary or permanent basis restrains, enjoins or invalidates the transactions contemplated by this Agreement.
(h) Buyer has received from Sellers, the Company or any other party all other agreements, instruments and documents that are required by the terms of this Agreement to be executed or delivered to Buyer, prior to or in connection with the Closing, including those described in Section 2.2(a).

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(i) The consummation of the transactions contemplated under the terms of this Agreement is not prevented from occurring by (and the required waiting period, if any, has expired under) the HSR Act and the rules and regulations of the Federal Trade Commission and the Department of Justice.
(j) Since the date of this Agreement, the Company has not experienced a Material Adverse Effect.
ARTICLE X
TERMINATION, AMENDMENT AND WAIVER
Section 10.1 Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing in the following manner:
(a) by mutual written consent of Sellers and Buyer; or
(b) by either Sellers or Buyer, if:
(i) the Closing has not occurred, or cannot occur, on or before December 1, 2009, unless such failure to close is due to a breach of this Agreement by the party seeking to terminate this Agreement pursuant to this clause (i); or
(ii) there is any statute, rule, or regulation that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited or a Governmental Entity has issued an order, decree, or ruling or taken any other action permanently restraining, enjoining, or otherwise prohibiting the consummation of the transactions contemplated by this Agreement, and such order, decree, ruling, or other action has become final and nonappealable; or
(c) by Sellers, if (i) Buyer has failed to fulfill any of its material obligations under this Agreement; or (ii) any of the representations and warranties of Buyer contained in this Agreement are not true and correct in all material respects and, in the case of each of clauses (i) and (ii), such failure, misrepresentation, or breach of warranty would cause the conditions set forth in Section 9.1(a) or Section 9.1(b) to not be satisfied and is incapable of being cured or, if capable of being cured, has not been cured within thirty days after written notice thereof from Sellers to Buyer (other than those set forth in Section 6.7, for which no cure period will be permitted); or
(d) by Buyer, if (i) Sellers or the Company have failed to fulfill any of their material obligations under this Agreement, (ii) any of the representations and warranties of Sellers contained in Article III or the Company contained in Article IV are not true and correct, or (iii) the Company has experienced a Material Adverse Effect, and, in the case of each of clauses (i) and (ii), such failure, misrepresentation or breach of warranty would cause the conditions set forth in Section 9.2(a) or Section 9.2(b) to not be satisfied and is incapable of being cured or, if capable of being cured, has not been cured within thirty days after written notice thereof from Buyer to Sellers and the Company.

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Section 10.2 Effect of Termination. If this Agreement is terminated in accordance with Section 10.1 by Sellers, on the one hand, or Buyer, on the other, written notice of the termination will promptly be given to the other party or parties specifying the provision of this Agreement pursuant to which such termination is made, and this Agreement will become void and have no effect, except that the agreements contained in this Article X, in Sections 8.2 and 8.8, and in Articles XII and XIII will survive the termination hereof. Nothing contained in this Section will relieve any party to this Agreement from liability for Damages actually incurred as a result of any breach of this Agreement.
Section 10.3 Waiver. Sellers and the Company, on the one hand, or Buyer, on the other, may: (i) waive any inaccuracies in the representations and warranties of the other contained herein or in any document, certificate, or writing delivered pursuant to this Agreement; (ii) waive compliance by the other with any of the other’s covenants or agreements under this Agreement; or (iii) waive any conditions to its own obligations contained in this Agreement. Any agreement on the part of a party to this Agreement to any such waiver will be valid only if set forth in an instrument in writing signed by or on behalf of that party. No failure or delay by a party to this Agreement in exercising any right, power, or privilege under this Agreement will operate as a waiver thereof nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power, or privilege.
ARTICLE XI
SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS; INDEMNIFICATION
Section 11.1 Survival.
(a) Each representation and warranty of the parties to this Agreement that are contained in this Agreement or any document or certificate delivered pursuant hereto will survive the Closing and will remain in effect thereafter until the twelve-month anniversary of the Closing Date; provided, however, that the representations and warranties (i) of Sellers and the Company set forth in Section 4.14 (Environmental Matters) will remain in effect thereafter until the eighteen-month anniversary of the Closing Date, (ii) of Sellers and the Company set forth in Section 3.1 (Title to Interests), Section 3.3 (Authority), the first sentence of Section 4.1 (Organization), Section 4.3 (Capital Structure), the first and last sentences of Section 4.4 (Power and Authority), Section 4.8 (Subsidiaries), the first sentence of Section 4.9 (Indebtedness) and Section 4.21 (Brokers), shall survive the Closing indefinitely, (iii) of Sellers and the Company set forth in Section 4.12 (Taxes) and Section 4.16 (Employee Related Matters) shall survive the Closing until 90 days following the expiration of the applicable statute of limitations with respect to the particular matter that is the subject matter thereof and (iv) of Buyer set forth in the first sentence of Section 6.1 (Organization), Section 6.2 (Power and Authority) and Section 6.12 (Brokers) shall survive the Closing indefinitely. Each covenant of the parties to this Agreement that are contained in this Agreement or any document or certificate delivered pursuant hereto will survive the Closing and will remain in effect thereafter until expiring by its own terms.
(b) No party to this Agreement will have any indemnification obligation pursuant to this Article XII or otherwise in respect of any representation, warranty or covenant that survives Closing unless it has received from the party seeking indemnification written notice of the existence of the claim for or in respect of which indemnification in respect of such representation, warranty or covenant is being sought on or before the expiration of the period for which such representation, warranty or covenant survives. Such notice will set forth with reasonable specificity (i) the basis under this Agreement, and the facts that otherwise form the basis of such claim, (ii) the estimate of the amount of such claim (which estimate will not be conclusive of the final amount of such claim) and an explanation of the calculation of such estimate, including a statement of any significant assumptions employed therein, and (iii) the date on and manner in which the party delivering such notice became aware of the existence of such claim.

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Section 11.2 Indemnification by Sellers. Subject to the terms and conditions of this Article XI, from and after Closing, Sellers will jointly and severally indemnify, defend and hold harmless Buyer, the Company, their respective Affiliates, and their respective directors, managers, partners, officers, agents, employees, successors and assigns (“Buyer Indemnitees”) from and against any and all damages, losses, deficiencies, diminutions in value, liabilities, payments, penalties, assessments, disbursements, costs and expenses, including reasonable attorneys’ fees and expenses, and also including those arising from any and all claims, actions, suits, demands, assessments, Proceedings, audits, fines, settlements, or judgments (collectively, “Damages;” provided that, with respect to (i) a breach of Section 4.13 (Contracts) or (ii) a breach of Section 4.6 (Non-Contravention), 4.10 (Pending Litigation), 4.11 (Compliance with Laws; Permits) or 4.14 (Environmental Matters) that results in an injunction or similar action of a Governmental Entity requiring the cessation of the operation of any Treating Assets, Damages will include lost profits), asserted against, resulting to, imposed upon, or incurred by Buyer, directly or indirectly, by reason of, attributable to or resulting from (i) the breach of the representations and warranties contained in Article III or Article IV or the breach of the certificates delivered pursuant to Section 9.2(d), (ii) any breach by either Seller of that Seller’s covenants and agreements contained in this Agreement or any document or certificate delivered pursuant to this Agreement, or (iii) directly resulting from the Excluded Assets.
Section 11.3 Indemnification by Buyer and the Company. Subject to the terms and conditions of this Article XI, from and after Closing, Buyer and the Company will jointly and severally indemnify, defend and hold harmless Sellers, their Affiliates, and their respective directors, managers, partners, officers, agents, employees, successors and assigns (“Seller Indemnitees”) from and against any and all Damages asserted against, resulting to, imposed upon, or incurred by any of them, directly or indirectly, by reason of, attributable to or resulting from (i) any breach by Buyer of its representations, warranties, covenants and agreements contained in this Agreement or the certificate delivered by Buyer pursuant to Section  9.1(c) and (ii) except to the extent Sellers are required to indemnify or otherwise pay or hold harmless Buyer Indemnitees in accordance with Sections 11.2, 8.6 or 8.7, matters to the extent attributable to the ownership and the operations of the Company and its properties and other assets, including the Assigned Assets, in each case, from and after the Effective Time. Except to the extent Sellers are required to indemnify or otherwise pay or hold harmless Buyer Indemnitees in accordance with Sections 11.2, 8.6 or 8.7, subject to the terms and conditions of this Article XI, from the Closing until the until the fourth anniversary of the Closing Date, the Company will indemnify, defend and hold harmless the Seller Indemnitees from and against any and all Damages (net of any insurance proceeds with respect to such Damages), whether incurred or resulting from events or circumstances that occur before, on or after the Closing Date, asserted against, resulting to, imposed upon, or incurred by any of them, directly or indirectly, by reason of, attributable to or resulting from the operations of the Company and its properties and other assets including the Assigned Assets; provided, however, that the Company shall not indemnify any Seller Indemnitee for any action attributable to or resulting from the gross negligence or willful misconduct of any Seller Indemnitee; provided, further, that the Seller Indemnitees will assign to the Company any claims against third parties that the Seller Indemnitees may have with respect to any Damages for which Seller Indemnitees receive indemnification pursuant to this sentence.

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Section 11.4 Indemnification Proceedings. If any claim or demand for which a party (an “Indemnifying Party”), would be liable to another party to this Agreement under Section 11.2 or Section 11.3 (“Indemnified Party”) is asserted against or sought to be collected from an Indemnified Party by a third party, the Indemnified Party will with reasonable promptness notify the Indemnifying Party of such claim or demand, but the failure so to notify the Indemnifying Party will not relieve the Indemnifying Party of its obligations under this Article XI, except to the extent the Indemnifying Party demonstrates that the defense of such claim or demand is materially prejudiced thereby. The Indemnifying Party will have 30 days from receipt of the above notice from the Indemnified Party (in this Section 11.4, the “Notice Period”) to notify the Indemnified Party whether or not the Indemnifying Party desires, at the Indemnifying Party’s sole cost and expense, to defend the Indemnified Party against such claim or demand; provided, that the Indemnified Party is hereby authorized prior to and during the Notice Period to file any motion, answer or other pleading that it deems necessary or appropriate to protect its interests or those of the Indemnifying Party and not prejudicial to the Indemnifying Party. If the Indemnifying Party elects to assume the defense of any such claim or demand, the Indemnified Party will have the right to employ separate counsel at its own expense and to participate in the defense thereof. If the Indemnifying Party elects not to assume the defense of such claim or demand (or fails to give notice to the Indemnified Party during the Notice Period), the Indemnified Party will be entitled to assume the defense of such claim or demand with counsel of its own choice, at the expense of the Indemnifying Party. If the claim or demand is asserted against both the Indemnifying Party and the Indemnified Party and based on the advice of counsel reasonably satisfactory to the Indemnifying Party it is determined that there is a conflict of interest which renders it inappropriate for the same counsel to represent both the Indemnifying Party and the Indemnified Party, the Indemnifying Party will be responsible for paying separate counsel for the Indemnified Party; provided, however, that the Indemnifying Party will not be responsible for paying for more than one separate firm of attorneys to represent all of the Indemnified Parties, regardless of the number of Indemnified Parties. If the Indemnifying Party elects to assume the defense of such claim or demand, (i) no compromise or settlement thereof may be effected by the Indemnifying Party without the Indemnified Party’s written consent (which will not be unreasonably withheld) unless the sole relief provided is monetary damages that are paid in full by the Indemnifying Party and (ii) the Indemnified Party will have no liability with respect to any compromise or settlement thereof effected without its written consent (which will not be unreasonably withheld).
Section 11.5 Exclusivity. Except as otherwise provided in Section 8.1(b), Section 8.6, Section 8.7, the proviso in the first sentence of Section 8.19, the proviso in the first sentence of Section 8.20, Section 8.21 and the second sentence of Section 12.7, each Seller, the Company and Buyer agree that after Closing, the sole and exclusive relief and remedy available to any party to this Agreement in relation to any breach, default, or nonperformance of any representation, warranty, covenant, or agreement made or entered into by a party to this Agreement or under any certificate, instrument, or document delivered pursuant to this Agreement: (a) will be Damages, and (b) any claim for those Damages can only be brought under, and in accordance with, the terms and provisions of this Article XI.

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Section 11.6 Limited to Actual Damages. Any claim for Damages prior to Closing and the indemnification obligations of the parties provided in this Article XI will be limited to actual Damages (including (i) lost profits with respect to a breach of Section 4.13 (Contracts) and (ii) lost profits with respect to a breach of Section 4.6 (Non-Contravention), 4.10 (Pending Litigation), 4.11 (Compliance with Laws; Permits) or 4.14 (Environmental Matters) that results in an injunction or similar action of a Governmental Entity requiring the cessation of the operation of any Treating Assets) and will not include speculative, remote, indirect, consequential, punitive or exemplary Damages, provided that any speculative, remote, indirect, consequential, punitive or exemplary Damages recovered by a third Person (including a Governmental Entity, but excluding any Affiliate of any party) against a party entitled to indemnity pursuant to this Article XI will be included in the Damages recoverable under such indemnity. No statement in this Agreement specifying that any particular lost profit shall constitute actual Damages shall be deemed to imply that any other lost profit does not constitute actual Damages; any determination with respect to whether any other lost profit is an actual Damage shall be determined in accordance with Applicable Law as if this Agreement contained no statement with respect to lost profits.
Section 11.7 Limitation of Liability.
(a) Except for Damages arising from a breach of Section 3.1 (Title to Interests), Section 3.3 (Authority), the first sentence of Section 4.1 (Organization), Section 4.3 (Capital Structure), the first and last sentences of Section 4.4 (Power and Authority), Section 4.8 (Subsidiaries), the first sentence of Section 4.9 (Indebtedness), Section 4.12 (Taxes), Section 4.16 (Employee Related Matters) or Section 4.21 (Brokers) (the “Sellers Fundamental Representations”) or covenants or agreements in this Agreement, Sellers will not be required to indemnify or hold harmless the Buyer Indemnitees on account of Damages arising from any specific breach or claim (with related or similar matters arising out of the same facts and circumstances being grouped together in a single breach or claim) unless the liability in respect of those Damages exceeds $75,000 (or with respect to, and only with respect to, a breach of the representation set forth in the last sentence of Section 4.9, $500,000) (each a “Recoverable Claim”) and until the liability of Sellers in respect of aggregated Recoverable Claims exceeds the amount that is equal to $4,000,000, and then only for Recoverable Claims in excess of $4,000,000.
(b) Subject to all of the terms and conditions of this Article XI, Sellers’ indemnity obligations will not exceed: (a) for all indemnifiable Damages (except for Damages arising from a breach of the Sellers Fundamental Representations or covenants or agreements in this Agreement), Sellers will never be liable for more than twenty percent of the total Post-Closing Adjusted Purchase Price, and (b) for Damages arising from a breach of the Sellers Fundamental Representations or covenants or agreements in this Agreement, Sellers will never be liable for more than the total Post-Closing Adjusted Purchase Price (the maximum limit in (a) or (b) as applicable being the “Crosstex Cap Limitation”). Buyer hereby waives and releases Sellers from any Damages in excess of the Crosstex Cap Limitation.
(c) Subject to all of the terms and conditions of this Article XI, the Company’s indemnity obligations pursuant to the last sentence of Section 11.3 shall not exceed $10,000,000.

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(d) For purposes of determining the failure of any representations or warranties to be true and correct, and calculating Damages for any such failure, any materiality or Material Adverse Effect qualifications in the representations and warranties shall be disregarded; provided, however, that materiality qualifications shall not be read out for the purposes of determining the failure of the representations and warranties set forth in the last sentence of Section 4.9.
(e) Sellers shall have no right of contribution or other recourse against the Company or its post-Closing Affiliates or their respective directors, officers, employees, Affiliates, agents, attorneys, representatives, assigns or successors for any Damages asserted by Buyer Indemnitees pursuant to this Agreement, it being acknowledged and agreed that the covenants and agreements of the Company are solely for the benefit of the Buyer Indemnitees.
Section 11.8 Indemnification Despite Negligence. It is the express intention of Sellers, the Company and Buyer that each party to be indemnified pursuant to this Article XI will be indemnified and held harmless as provided for under this Article XI, notwithstanding that any Damages that are otherwise subject to the indemnity arise out of or result from the ordinary, strict, sole, or contributory negligence of such party and regardless of whether any other party (including the other parties to this Agreement) is or is not also negligent. Except as specifically provided in this Agreement, the right to indemnification or any other remedy based on representations, warranties, covenants and agreements in this Agreement or any other agreement delivered pursuant to this Agreement shall not be affected by any investigation conducted at any time, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of, or compliance with, any such representation, warranty, covenant or agreement. Expect as otherwise specifically set forth in the proviso in clause (iii) of Section 8.5(b), the waiver of any condition based on the accuracy of any such representation or warranty, or on the performance of or compliance with any such covenant or agreements, will not affect the right to indemnification or any other remedy based on such representations, warranties, covenants and agreements. Sellers, the Company and Buyer acknowledge that the foregoing complies with the express negligence rule and is conspicuous.
Section 11.9 Tax Treatment of Indemnity Payments. All indemnity payments made under this Agreement, including any payment made under Section 8.7, will be treated as Purchase Price adjustments for Tax purposes.

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ARTICLE XII
MISCELLANEOUS
Section 12.1 Notices. All notices, requests, demands, and other communications required or permitted to be given or made hereunder by any party hereto will be in writing and will be deemed to have been duly given or made if (i) delivered personally, (ii) transmitted by first class registered or certified mail, postage prepaid, return receipt requested, (iii) sent by a recognized prepaid overnight courier service (which provides a receipt), or (iv) sent by telecopy, facsimile transmission or electronic mail (followed by delivery under the methods provided in either clause (i) or (ii) above), with receipt confirmed by telecopy machine or electronic mail server, to the parties at the following addresses (or at such other addresses as specified by the parties by like notice):
If to Sellers or (prior to Closing, the Company):
Crosstex Energy Services, L.P.
2501 Cedar Springs, Suite 100
Dallas, Texas 75201
Attention: General Counsel
Fax No. 214.953.9501
Electronic Mail: Joe.Davis@crosstexenergy.com
If to Buyer:
Kinder Morgan
500 Dallas St., Suite 1000
Houston, TX 77002
Attention: Joseph Listengart
Fax No.: 713.369.9410
Electronic Mail: Joseph_Listengart@kindermorgan.com
Section 12.2 Entire Agreement. This Agreement (including the Disclosure Schedule, the Schedules and Exhibits) and other writings referred to in, or delivered pursuant, to this Agreement, constitute the entire agreement between Buyer, Sellers and the Company with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both written and oral, between Sellers, the Company and Buyer with respect to the subject matter of this Agreement. Sellers, the Company and Buyer each acknowledge that no other party to this Agreement, nor any agent or attorney of any other party to this Agreement, has made any promise, representation or warranty whatsoever not contained herein, and that none of Buyer, Sellers or the Company have executed or authorized the execution of this Agreement in reliance upon any such promise, representation or warranty not contained in this Agreement.
Section 12.3 Amendment. This Agreement may not be amended or modified except by an instrument in writing signed by all the parties to this Agreement.

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Section 12.4 Binding Effect; Assignment; No Third Party Benefit. This Agreement will be binding upon and inure to the benefit of Sellers, the Company and Buyer and their respective legal representatives, successors, and permitted assigns. Except as otherwise expressly provided in this Agreement, neither this Agreement nor any of the rights, interests, or obligations hereunder may be assigned by any of the parties to this Agreement without the prior written consent of the other parties, which consent may be withheld in such party’s sole judgment; provided, however, that Buyer may, upon prior written notice to Sellers, assign this Agreement and any or all rights or obligations hereunder to an Affiliate of Buyer, provided that such assignment (x) shall not affect any obligations of Kinder Morgan Energy Partner, L.P. pursuant to the Buyer’s Parent Guaranty, (y) will not relieve Buyer of any obligations under this Agreement, and (z) will not result in a delay of the Closing. Except as provided in Section 8.6 and Article XI, nothing in this Agreement, express or implied, is intended to or will confer upon any Person other than the parties to this Agreement, and their respective heirs, legal representatives, successors, and permitted assigns, any rights, benefits, or remedies of any nature whatsoever under or by reason of this Agreement.
Section 12.5 Severability. If any provision of this Agreement is held to be unenforceable, this Agreement will be considered divisible and such provision will be deemed inoperative to the extent it is deemed unenforceable, and in all other respects this Agreement will remain in full force and effect; provided, however, that if any such provision may be made enforceable by limitation thereof, then such provision will be deemed to be so limited and will be enforceable to the maximum extent permitted by Applicable Law.
Section 12.6 GOVERNING LAW. THIS AGREEMENT IS MADE AND IS PERFORMABLE IN DALLAS COUNTY, TEXAS, AND WILL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF TEXAS, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAWS THEREOF. VENUE FOR ANY ACTION ARISING UNDER THIS AGREEMENT SHALL LIE EXCLUSIVELY IN ANY STATE OR FEDERAL COURT IN TEXAS.
Section 12.7 Further Assurances. From time to time following the Closing, at the request of any party to this Agreement and without further consideration, the other party or parties to this Agreement will execute and deliver to the requesting party such instruments and documents and take other actions (but without incurring any material financial obligation) as the requesting party reasonably requests in order to consummate more fully and effectively the transactions contemplated by this Agreement. If Sellers or any of their Affiliates (other than the Company) have a right to contractual indemnification or similar contractual right (including any insurance or similar coverage), with respect to liabilities for which the Company (x) will be responsible and (y) will not receive indemnification from Sellers pursuant to this Agreement, upon written request and if commercially reasonable, Sellers shall, and shall cause such Affiliates, to use Reasonable Efforts at Buyer’s direction and sole cost and expense to seek payment pursuant to such rights on behalf of the Company and to direct or forward receipt of coverage or payment (after payment by Buyer of all costs and expenses incurred by Sellers and their Affiliates under this Section) to the Company.
Section 12.8 Counterparts. This Agreement may be executed in any number of identical counterparts, each of which for all purposes will be deemed an original, and all of which will constitute collectively, one agreement. It is not necessary that each party to this Agreement execute the same counterpart so long as identical counterparts are executed by each party. This Agreement may be validly executed and delivered by facsimile or other electronic transmission.

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Section 12.9 Schedules. Nothing in the Disclosure Schedule is intended to broaden the scope of any representation or warranty contained in the Agreement or to create any covenant unless clearly specified to the contrary herein. Any disclosure in one section of the Disclosure Schedule will be deemed to be disclosed in all sections of the Disclosure Schedule and under the Agreement where it is reasonably apparent that such disclosure applies. Inclusion of any item in the Disclosure Schedule (a) does not represent a determination that such item is material nor will it be deemed to establish a standard of materiality, (b) does not represent a determination that such item did not arise in the ordinary course of business, (c) does not represent a determination that the transactions contemplated by the Agreement require the consent of third parties and (d) will not constitute, or be deemed to be, an admission of any kind to any third party concerning such item.
Section 12.10 Time of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.
Section 12.11 Non-Recourse.
(a) Except to the extent set forth in the Buyer’s Parent Guaranty, no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney or representative of Buyer shall have any liability for any obligations or liabilities of Buyer under this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby.
(b) Except to the extent set forth in the Sellers’ Parent Guaranty and Section 12.7, no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney or representative of Sellers will have any liability for any obligations or liabilities of Sellers under this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby.
ARTICLE XIII
DEFINITIONS AND REFERENCES
Section 13.1 Certain Defined Terms. When used in this Agreement, the following terms will have the respective meanings assigned to them in this Section 13.1 or in the section, subsections or other subdivisions referred to below:
“Affiliate” means any Person directly or indirectly controlling, controlled by or under common control with a Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities or otherwise.
“Agreement” means this Partnership Interest Purchase and Sale Agreement (including all exhibits and schedules attached hereto), including any subsequent amendments or modifications made in accordance with the terms hereof.
“Applicable Law” means any statute, law, principle of common law, rule, regulation, judgment, order, ordinance, requirement, code, writ, injunction, or decree of any Governmental Entity in effect on the date of this Agreement and applicable to (i) Seller, the Company and their business generally or (ii) this Agreement and the transactions contemplated by this Agreement. For purposes of Section 8.9 of this Agreement, Applicable Law will also include the rules of any stock exchange upon which the securities of Buyer or Sellers (or any of Sellers’ Affiliates) may be listed.

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“Business Day” means a day other than a Saturday, Sunday or day on which commercial banks in the State of Texas are authorized or required to be closed for business.
“Code” means the Internal Revenue Code of 1986, or any successor statute thereto, as amended.
“Confidentiality Agreement” means that certain Confidentiality and Indemnification Agreement dated as of May 8, 2009, by and between Crosstex Energy and Buyer.
“Contactors” means the contactors described on Sections 4.13(a)(iv)(3) and (4) of the Disclosure Schedule.
“Credit Facilities” means: (i) Fourth Amended and Restated Credit Agreement dated as of November 1, 2005 (as amended to date, and as the same may be further amended, restated, supplemented or otherwise modified from time to time), among Crosstex Energy, L.P., as borrower, Bank of America, N.A., as administrative agent and collateral agent, the other agents party thereto; and (ii) the Amended and Restated Note Purchase Agreement dated as of March 31, 2005 (as amended to date, and as the same may be further amended, restated, supplemented or otherwise modified from time to time), among Crosstex Energy, L.P., as issuer, and the holders of the notes issued pursuant thereto.
“Crosstex Marks” means any name containing “Crosstex,” the Crosstex logo and any and all variations or derivations of that name and logo, and related or similar trade names, trademarks, service marks or logos to which Crosstex Energy or any of its Affiliates hold rights.
“Disclosure Schedule” means that certain Disclosure Schedule dated as of even date herewith furnished by the Company to Buyer contemporaneously with the execution and delivery of this Agreement.
“Dollars” or “$” means U.S. Dollars.
“Employee” means any employee of any of Sellers or any of Sellers’ Affiliates who is an employee eligible to receive an offer of employment from Buyer under this Agreement, whether or not such employee in fact receives an offer of employment from Buyer pursuant to Section 8.6(a) hereof.
“Employee Benefit Plans” means all “employee benefit plans”, as defined in Section 3(3) of ERISA, and all other employee benefit arrangements or payroll practices, or other compensatory arrangements including, pension, profit sharing, retirement, post-retirement, deferred compensation, incentive, equity or equity-based compensation, employment, change in control, termination or severance pay, stock purchase, salary continuation, disability, hospitalization, sick leave, vacation pay, medical, life insurance, scholarship programs, plans or arrangements that are sponsored or maintained or contributed to by Sellers, the Company or any of their ERISA Affiliates or to which Sellers, the Company or any of their ERISA Affiliates have any obligation or liability, contingent or otherwise, for the benefit of any former or current employees, consultants or directors of Sellers, the Company and their Affiliates.

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“Environmental Laws” means all Applicable Laws relating to (a) pollution or protection of the air, water, land or natural resources; (b) generation, handling, treatment, storage, disposal or transportation of Hazardous Materials; (c) the regulation of or exposure to hazardous, toxic or other substances alleged to be harmful (including Hazardous Materials); and (d) occupational health and safety.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” means any entity which is (or at any relevant time was) a member of a “controlled group of corporations”, under “common control” or in “an affiliated service group” with any of the Sellers, the Company or any of their Affiliates within the meaning of Section 414(b), (c), or (m) of the Code.
“GAAP” means generally accepted accounting principles in the United States of America, as applied by Sellers in Crosstex Energy, L.P.’s Annual Report on Form 10-K for the year ended December 31, 2008 and Quarterly Report on Form 10-Q for the quarter ended June 30, 2009.
“Governing Documents” means, when used with respect to an entity, the documents governing the formation and operation of such entity, including (a) in the instance of a partnership, the partnership agreement, and (b) in the instance of a limited liability company, the certificate of formation and limited liability company agreement, and for the purposes of Section 3.1, means only the partnership agreement of the Company.
“Governmental Entity” means any court or tribunal in any jurisdiction (domestic or foreign) or any federal, state, county, municipal, tribal or other governmental or quasi-governmental body, agency, authority, department, commission, board, bureau, or instrumentality (domestic or foreign).
“Hazardous Materials” means (a) any substance or material that is listed, defined or otherwise designated as a “hazardous substance” under Section 101(14) of CERCLA, (b) any Hydrocarbons, (c) radioactive materials, urea formaldehyde, asbestos, greenhouse gases and PCBs and (d) any other chemical, substance or waste that is regulated, classified or otherwise characterized by any Governmental Entity under any Environmental Law.
“Hydrocarbons” means oil, gas, other liquid or gaseous hydrocarbons, or any of them or any combination thereof, and all products and substances extracted, separated, processed and produced therefrom.
“Included Current Assets” means the categories of line items listed as Current Assets on the form of Estimated Closing Working Capital attached to this Agreement as Exhibit A.
“Included Current Liabilities” means the categories of line items listed as Current Liabilities on the form of Estimated Closing Working Capital attached to this Agreement as Exhibit A.; provided, however, that Tax liabilities and other liabilities for which Sellers (or an Affiliate of Sellers other than the Company) are responsible under this Agreement shall not be Included Current Liabilities, and liabilities resulting from the purchase of the Contactors shall not be Included Current Liabilities.

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“Indebtedness” of any Person means, without duplication, (a) the principal, accrued and unpaid interest, prepayment and redemption premiums or penalties (if any), unpaid fees or expenses and other monetary obligations in respect of (i) indebtedness of such Person for money borrowed and (ii) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable; (b) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable and other accrued current liabilities arising in the ordinary course of business (other than the current liability portion of any indebtedness for borrowed money)); (c) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction; (d) all obligations of such Person under interest rate or currency swap transactions (valued at the termination value thereof), (e) the liquidation value, accrued and unpaid dividends; prepayment or redemption premiums and penalties (if any), unpaid fees or expenses and other monetary obligations in respect of any redeemable preferred stock of such Person; (f) all obligations of the type referred to in clauses (a) through (e) of any Persons for the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including guarantees of such obligations; and (g) all obligations of the type referred to in clauses (a) through (f) of other Persons secured by (or for which the holder of such obligations has an existing right, contingent or otherwise, to be secured by) any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person). For the avoidance of doubt, “Indebtedness” specifically excludes the US Bancorp. Capital Leases set forth on Section 4.13(a)(xiii) of the Disclosure Schedule.
“IRS” means the Internal Revenue Service.
“Knowledge” of a specified Person (or similar references to a Person’s knowledge) means all information actually known to (a) in the case of a Person who is an individual, such Person, (b) in the case of a Person (other than the Company and Sellers) which is a corporation or other entity, an executive officer or employee who devoted substantive attention to matters of such nature during the ordinary course of his employment by such Person or (c) in the case of the Company and Sellers, of the following: Sean Atkins, Mitch Damek, William Davis, Craig Echols, Kelly Frazier, Michael Garberding, Ron Kerr, Susan McAden, Dan McVay, Bob Purgason, Joe Ragusa, Bill Stokes, Rick Surles and Mark Tharp.
“Lien” means any claim, lien, mortgage, security interest, pledge, charge, option or encumbrance of any kind.
“Material Adverse Effect” means any violation, inaccuracy, event, change, occurrence circumstance or other matter or event which has a material and adverse effect on the long-term business, financial condition, capitalization, assets, liabilities, operations or financial performance of the Company, taken as whole, provided that, in determining whether a Material Adverse Effect has occurred, the following will not be considered: changes, effects, events and occurrences relating to (in each case under clauses (ii) and (iii), not solely relating to (or disproportionately affecting) the Company or the Treating Assets): (i) this Agreement or the transactions contemplated hereby or the public announcement thereof; (ii) the midstream gas industry generally or other industries in which the Company operate; (iii) international, national, regional, state or local economic conditions; (iv) changes in Applicable Law or the application or interpretation thereof by any Governmental Entity or changes in GAAP or the interpretation thereof; (v) general economic conditions, or financial or capital markets; (vi) effects of conditions or events resulting from an outbreak or escalation of hostilities or military action (whether nationally or internationally), or the occurrence of any other calamity, catastrophe, severe weather event or crisis (whether nationally or internationally), including, the occurrence of one or more acts of sabotage or terrorist attacks; (vii) any adverse development specifically identified on the Disclosure Schedule as of the date of this Agreement; (viii) matters reflected in the determination of a Purchase Price adjustment; (ix) matters related to the loss of any employee, or (x) the failure to achieve any financial projections, provided, however, that the cause or causes of such failure may, unless otherwise excluded, be considered in determining whether a Material Adverse Effect has occurred.

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“Permits” means licenses, permits, franchises, consents, approvals, variances, exemptions, and other authorizations of or from Governmental Entities.
“Permitted Exceptions” means (i) all defects, exceptions, restrictions, easements, rights of way and encumbrances disclosed in policies of title insurance which have been delivered to Buyer; (ii) title of a lessor under a capital or operating lease and security interests relating to such lease; (iii) statutory liens for current Taxes, assessments or other governmental charges not yet delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings, provided an appropriate reserve has been established therefor in the Financial Information in accordance with GAAP or Sellers (and not the Company) will be responsible therefor following the Closing; (vi) mechanics’, carriers’, workers’, and repairers’ Liens arising or incurred in the ordinary course of business consistent with past practice that are immaterial to the business, operations and financial condition of the Company Properties so encumbered and that are not resulting from a breach, default or violation by the Company of any Company Contract or Applicable Law; and (iv) zoning, entitlement and other land use and environmental regulations by any Governmental Entity, provided that such regulations have not been violated.
“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, enterprise, unincorporated organization, Governmental Entity or other entity having legal capacity.
“Post-Signing Event” means any fact, matter, circumstance or event, which first came into existence after the date hereof but prior to the Closing, requiring supplementation or amendment of the Disclosure Schedule to reflect such Post-Signing Event, which, if existing on or occurring before the date of this Agreement, would have been required to be set forth or described in the Disclosure Schedule.
“Pre-Closing Tax Period” means all taxable periods ending before the Effective Time.
“Proceedings” means all proceedings, actions, suits, investigations, and inquiries by or before any arbitrator or Governmental Entity.
“Reasonable Efforts” means a party’s reasonable efforts in accordance with reasonable commercial practice, but does not require a party to take extraordinary or commercially unreasonable measures or incur any expense that is not commercially reasonable.
“Referral Firm” means the accounting firm of Ernst & Young, or, if such firm declines or is unable to act or is not independent as to the parties to this Agreement at the time in question, such other independent, nationally recognized accounting firm as is mutually agreed upon by the parties to this Agreement, together with any experts such firm may require in order to settle a particular dispute.

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“Sales Information” means all (i) correspondence or other documents of the Company or their Affiliates relating to the transactions contemplated hereby, (ii) lists of other prospective purchasers of the Treating Assets or the Company or any Affiliate of the Company or any assets of such Affiliate compiled by Sellers, the Company or their respective Affiliates, (iii) bids submitted to Sellers, the Company or their respective Affiliates by other prospective purchasers of the Treating Assets or the Company or any Affiliate of the Company or any assets of such Affiliate, (iv) analyses by Sellers, the Company or any of the respective Affiliates thereof of any bids submitted by other prospective purchasers of the Treating Assets or the Company or any Affiliate of the Company or any assets of such Affiliate, and (v) correspondence between or among any Seller, the Company, or their respective Affiliates or their respective representatives with respect to, or with, any other prospective purchasers of the Treating Assets or the Company or any Affiliate of the Company or any assets of such Affiliate.
“Securities Act” means the Securities Act of 1933, as amended.
“Straddle Period” means any Tax period beginning before and ending after the Effective Time.
“Tax” or “Taxes” means (i) any federal, state, local or foreign net income, alternative or add on minimum tax, gross income, gross receipts, margin, sales, use, severance, ad valorem, value added, transfer, franchise, profits, license, withholding on amounts paid to or by the relevant Person, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest, penalty, addition to tax or additional amount imposed by any Tax authority (whether disputed or not); (ii) any liability of the relevant Person for the payment of any amounts of any of the foregoing types as a result of being a member of an affiliated, consolidated, combined or unitary group, or being a party to any agreement or arrangement whereby liability of the relevant Person for payment of such amounts was determined or taken into account with reference to the liability of any other entity; and (iii) any liability of the relevant Person for the payment of any amounts as a result of being a party to any Tax sharing agreements or other contractual arrangements (whether or not written) binding on the relevant Person or with respect to the payment of any amounts of any of the foregoing types as a result of any obligation to indemnify any other Person.
“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including Forms W-2 and 1099, and including any schedule, attachment or amendment to any of the foregoing.
“Transition Services Agreement” means the Transition Services Agreement substantially in the form of Exhibit C relating to certain services to be performed after the Closing.
“Treating Assets” means all of the Company’s right, title and interest in and to the amine gas treating plants, JT plants, related facilities and all other real, personal and intellectual property primarily related to the foregoing or owned, leased or primarily used by the Company and, upon assignment as provided in Section 8.15, the Assigned Assets.

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“Working Capital” of the Company means, as of immediately prior to the Effective Time (and following the actions taking place prior to the Closing as a result of this Agreement, including the actions pursuant to Sections 8.14, 8.15 and 8.17), the Dollar amount of Included Current Assets minus Included Current Liabilities of the Company, as shown on its balance sheet and determined in accordance with GAAP consistently applied (except as provided otherwise in this Agreement), subject to the following: (1) the Excluded Assets (including any current assets and current liabilities associated with the Excluded Assets) and intercompany accounts eliminated pursuant to Section 8.17 will be excluded from the calculation; (2) the Assigned Assets (including any current assets and current liabilities associated with the Assigned Assets) to be conveyed to the Company (if any) in accordance with Section 8.15 will be included in the calculation; (3) the remaining and unpaid principal and accrued interest amounts determined in accordance with GAAP for all capital lease arrangements will not be included in the calculation; and (4) any current deferred tax assets and liabilities will not be included in the calculation.
Section 13.2 Certain Additional Defined Terms. In addition to such terms as are defined elsewhere in this Agreement and in Section 13.1, the following terms as used in this Agreement will have the meaning set forth in the Articles or Sections set forth opposite such terms below:

Defined Term	Reference
Acquisition Transaction	Section 7.5(a)
Additional Employees	Section 8.6(a)
Adjusted Purchase Price	Section 1.2
Allocation	8.7(i)
Assigned Assets	Section 8.15
Buyer	Introduction
Buyer Indemnitees	Section 11.2
Buyer Released Claims	Section 8.20
Buyer Released Parties	Section 8.20
Capital Expenditure Plan	Section 7.1
CERCLA	Section 4.14
Closing	Section 2.1
Closing Date	Section 2.1
Closing Date Adjusted Purchase Price	Section 1.3(b)
COBRA	Section 4.16(d)
Company	Introduction
Company Contracts	Section 4.13(a)
Company Properties	Section 4.18(a)(i)
Confidential Information	Section 8.21(c)
Crosstex Cap Limitation	Section 11.7(b)
Crosstex Energy	Introduction
Crosstex GP	Introduction
Damages	Section 11.2
Effective Time	Section 2.2(a)(ii)

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Defined Term	Reference
Employee Benefit Plans	Section 4.16(c)
Estimated Closing Balance Sheet	Section 1.3(b)
Estimated Closing Working Capital	Section 1.3(b)
Environmental Liabilities	Section 4.14
Excluded Assets	Section 8.14
Final Settlement Statement	Section 1.3(c)
Financial Information	Section 4.9
GP Interests	Recitals
HSR Act	Section 8.16
Indemnified Party	Section 11.4
Indemnifying Party	Section 11.4
Interests	Recitals
LP Interests	Recitals
Notice Period	Section 11.4
Objection Notice	Section 1.3(c)
Offered Employees	Section 8.6(a)
Owned Properties	Section 4.18(a)(i)
Personal Property Leases	Section 4.18(b)(iv)
Pipeline Systems	Section 8.21
Post-Closing Adjusted Purchase Price	Section 1.3(d)
Pre-Closing Returns	Section 8.7(b)
Pre-Closing Straddle Period	Section 8.7(d)
Post closing Straddle Period	Section 8.7(d)
Purchase Price	Section 1.2
Real Property Leases	Section 4.18(a)(i)
Recoverable Claim	Section 11.7(a)
Representatives	Section 7.5(a)
Restricted Business	Section 8.21(a)
Seller Indemnitees	Section 11.3
Seller Released Claims	Section 8.19
Seller Released Parties	Section 8.19
Sellers	Introduction
Sellers Fundamental Representations	Section 11.7(a)
Straddle Period Returns	Section 8.7(c)
Target Working Capital	Section 1.3(a)(i)
Tax Dispute Notice	Section 8.7 (c)
Tax Matter	Section 8.7(e)
Transferred Employees	Section 8.6(a)
WARN Act	Section 8.6(i)

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Section 13.3 References and Construction.
(a) All references in this Agreement to articles, sections, subsections and other subdivisions refer to corresponding articles, sections, subsections and other subdivisions of this Agreement unless expressly provided otherwise.
(b) Titles appearing at the beginning of any of such subdivisions are for convenience only and will not constitute part of such subdivisions and will be disregarded in construing the language contained in such subdivisions.
(c) The words “this Agreement,” “this instrument,” “herein,” “hereof,” “hereby,” “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited.
(d) Words in the singular form will be construed to include the plural and vice versa, unless the context otherwise requires. Pronouns in masculine, feminine and neuter genders will be construed to include any other gender.
(e) Examples will not be construed to limit, expressly or by implication, the matter they illustrate.
(f) Unless the context otherwise requires or unless otherwise provided herein, the terms defined in this Agreement which refer to a particular agreement, instrument or document also refer to and include all renewals, extensions, modifications, amendments or restatements of such agreement, instrument or document, provided that nothing contained in this subsection will be construed to authorize such renewal, extension, modification, amendment or restatement.
(g) The word “or” is not intended to be exclusive and the word “includes” and its derivatives means “includes, but is not limited to” and corresponding derivative expressions.
(h) No consideration will be given to the fact or presumption that one party had a greater or lesser hand in drafting this Agreement.
[Remainder of Page Intentionally Left Blank—Signature Pages Follow]

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This Agreement is executed by Sellers, the Company and Buyer on the date set forth above.

SELLERS:

Crosstex Energy Services, L.P.,
By its general partner,
Crosstex Operating GP, LLC

By:	/s/ Joe A. Davis

	Name:	Joe A. Davis
	Title:	Executive Vice President and General Counsel

Crosstex Energy Services GP, LLC

By:	/s/ Joe A. Davis

	Name:	Joe A. Davis
	Title:	Executive Vice President and General Counsel

COMPANY:

Crosstex Treating Services, L.P.

By its general partner,
Crosstex Energy Services GP, LLC

By:	/s/ Joe A. Davis

	Name:	Joe A. Davis
	Title:	Executive Vice President and General Counsel

BUYER:

KM Treating GP LLC

By: Kinder Morgan Operating L.P. “A”,
its sole member

By: Kinder Morgan G.P., Inc.,
its general partner

By: Kinder Morgan Management, LLC,
its delegate

By:	/s/ David D. Kinder

	Name:	David D. Kinder
	Title:	Vice President
[Signature Page to Partnership Interest Purchase and Sale Agreement]